Exhibit 4.2

FIRST AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

19 May, 2021

between

SEASPAN HOLDCO III LTD.,

as Borrower,

SEASPAN CORPORATION,

as Guarantor,

CITIBANK, N.A.,

as Administrative Agent,

CITIBANK, N.A.,

as Structuring Agent

CITIBANK, N.A.,

as global coordinator and left lead mandated lead arranger and joint-bookrunner

BANK OF MONTREAL,

NATIONAL AUSTRALIA BANK LIMITED,

BANK OF AMERICA, N.A. and

WELLS FARGO BANK, N.A.,

as mandated lead arrangers and joint-bookrunners

SOCIÉTÉ GÉNÉRALE, HONG KONG BRANCH,

as Lead Sustainability Coordinator

CITIBANK, N.A.,

BANK OF MONTREAL, and

WELLS FARGO BANK, N.A.,

as Co-Sustainability Coordinators

and

THE SEVERAL LENDERS FROM TIME TO

TIME PARTY HERETO

i

SCHEDULES

SCHEDULE 1.01	-	Estimated add back related to vessel depreciation
SCHEDULE 2.01	-	Commitments and Lenders
SCHEDULE 2.02	-	Concentration Limit Requirements
SCHEDULE 2.03	-	Repayment Schedule as of the Restatement Date

EXHIBITS

EXHIBIT A	-	Assignment and Assumption
EXHIBIT B	-	Compliance Certificate
EXHIBIT C	-	Identified Vessels
EXHIBIT D	-	Form of Decarbonization Certificate
EXHIBIT E	-	Form of Charterer’s Undertaking

v

FIRST AMENDED AND RESTATED CREDIT AGREEMENT dated as of 19 May, 2021 (this “Agreement”), between SEASPAN HOLDCO III LTD., a corporation organized and existing under the laws of the Republic of the Marshall Islands, with limited liability, with its registered offices at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH96960 and registered as a non-Hong Kong company under Part 16 of the Companies Ordinance (Cap. 622 of the laws of Hong Kong) (the “Borrower”), SEASPAN CORPORATION, a corporation organized and existing under the laws of the Republic of the Marshall Islands with limited liability, as a Guarantor, the several banks and other financial institutions or entities from time to time party hereto as Lenders, CITIBANK, N.A. (“Citibank”), acting through its Agency and Trust Division, not in its individual capacity but solely as administrative agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”), CITIBANK, N.A., as structuring agent (in such capacity, the “Structuring Agent”), CITIBANK, N.A., as global coordinator and left lead mandated lead arranger and joint-bookrunner (in such capacity, the “Global Coordinator”), BANK OF MONTREAL, NATIONAL AUSTRALIA BANK LIMITED, BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A., as mandated lead arrangers and joint-bookrunners (in such capacity, the “Mandated Lead Arrangers” and each a “Mandated Lead Arranger”), SOCIÉTÉ GÉNÉRALE, HONG KONG BRANCH, a public limited company incorporated in France, acting through its Hong Kong Branch (“Société Générale, Hong Kong Branch”), as lead sustainability coordinator (in such capacity, the “Lead Sustainability Coordinator”), and CITIBANK, N.A., BANK OF MONTREAL and WELLS FARGO BANK, N.A., as co-sustainability coordinators (in such capacity, the “Co-Sustainability Coordinators” and each a “Co-Sustainability Coordinator”).

W I T N E S S E T H:

WHEREAS the Borrower has requested from the Lenders a term loan facility (as may be increased from time to time in accordance with the terms of this Agreement and the other Secured Debt Documents) as set forth herein.

WHEREAS the proceeds of the Loans and any Additional Secured Debt will be used (a) to finance the acquisition of Collateral Vessels and refinance existing indebtedness in relation to the Collateral Vessels and (b) for general corporate purposes of the Borrower and the Guarantor.

WHEREAS it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Initial Credit Agreement, but that this Agreement amend and restate in its entirety the Initial Credit Agreement and re-evidence the obligations and liabilities of the parties thereunder.

WHEREAS the parties are willing to amend and restate the Initial Credit Agreement on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. Capitalized terms used in this Agreement which are not otherwise defined have the meanings assigned to them in the Intercreditor Agreement. As used in this Agreement, the following terms have the meanings specified below:

“Account Bank” means, in relation to the HK Collection Account, Citibank, N.A., Hong Kong Branch, in relation to any Vessel Owner Account, such bank as may be approved by the Administrative Agent, and, in relation to all other Accounts, Bank of Montreal.

“Account Charge” means, in relation to each of the Charged Accounts, the first priority fixed charge or pledge over all such accounts given or to be given by the relevant account holder thereof in favor of and in form and substance satisfactory to the Security Trustee.

“Additional Secured Debt” has the meaning specified in the Intercreditor Agreement.

“Additional Security” means any Security Interest created pursuant to Section 6.10.

“Additional Vessel” means any vessel (other than the Identified Vessels) that meets the Eligibility Criteria.

“Administrative Agent” means Citibank, N.A., acting through its Agency and Trust Division, not in its individual capacity but solely in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Parties” means, collectively, the Global Coordinator, the Mandated Lead Arrangers, the Lead Sustainability Coordinator, the Co-Sustainability Coordinators, the Administrative Agent, the Structuring Agent and the Security Trustee.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” shall mean, for any Borrowing and the Collateral Vessel related thereto, the amount calculated as a percentage of the Asset Value of such Collateral Vessel as follows: (a) in respect of a Collateral Vessel which is subject to an Eligible Charter, (i) where such Collateral Vessel is less than 5 years old, 75%, (ii) where such Collateral Vessel is equal to or more than 5 years old but less than 10 years old, 70%, and (iii) where such Collateral Vessel is equal to or greater than 10 years old, 60%; and (b) in respect of a Collateral Vessel which is not subject to an Eligible Charter, (i) where such Collateral Vessel is less than 10 years old, 60%, and (ii) where such Collateral Vessel is equal to or greater than 10 years old, 50%.

“Affected Financial Institution” means, (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Structuring Agent, the Global Coordinator, the Mandated Lead Arrangers, the Lead Sustainability Coordinator and the Co-Sustainability Coordinators.

“Agent Parties” has the meaning specified in Section 9.01(d)(ii).

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Annex VI” means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

“Anti-Corruption Laws” means all laws, rules, and regulations, as amended, concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 (as amended), and all other applicable anti-bribery and corruption laws, regulations or ordinances in any jurisdiction where the Obligors are located or doing business.

“Anti-Money Laundering Laws” has the meaning specfied in Section 3.21.

“Applicable Charter Margin Adjustment” means for the relevant Margin Period:

(a) less 0.0125% per annum where the QCC Target Ratio determined on the QCC Test Date immediately prior to the relevant Margin Period is equal to or greater than 25% and less than 30%;

(b) less 0.015% per annum where the QCC Target Ratio determined on the QCC Test Date immediately prior to the relevant Margin Period is equal to or greater than 30% and less than 35%;

(c) less 0.0175% per annum where the QCC Target Ratio determined on the QCC Test Date immediately prior to the relevant Margin Period is equal to or greater than 35% and less than 40%;

(d) less 0.020% per annum where the QCC Target Ratio determined on the QCC Test Date immediately prior to the relevant Margin Period is equal to or greater than 40% and less than 45%;

(e) less 0.0225% per annum where the QCC Target Ratio determined on the QCC Test Date immediately prior to the relevant Margin Period is equal to or greater than 45% and less than 50%; and

(f) less 0.025% per annum where the QCC Target Ratio determined on the QCC Test Date immediately prior to the relevant Margin Period is equal to or greater than 50%.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Performance Margin Adjustment” means for the relevant Margin Period:

(a) plus 0.0125% per annum where the Average Collateral Vessel Delta determined on the Delta Test Date immediately prior to the relevant Margin Period is greater than +2.5%; and

(b) less 0.0125% per annum where the Average Collateral Vessel Delta determined on the Delta Test Date immediately prior to the relevant Margin Period is less than -2.5%.

“Approved Flag State” means the Republic of the Marshall Islands, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the Cayman Islands, the Isle of Man, Malta, Hong Kong, the United Kingdom, the Commonwealth of Australia, Barbados, Belgium, the Republic of Cyprus, Danish International Ship Register (DIS), Germany, Gibraltar, Greece, Norwegian International Ship Register (NIS), Norway, The Netherlands, Singapore, United States of America and any other flag state approved by the Administrative Agent in writing provided that the total number of Collateral Vessels that may be registered under the United States of America flag at any one time shall be limited to two and such Collateral Vessels shall not be qualified Jones Act vessels. The Administrative Agent shall, in giving any such approval, act on the instructions of all Lenders, unless no Lender has objected to any such other flag state within 15 days of a request for approval, in which case, the Administrative Agent shall act on the instructions of the Required Lenders.

“Approved Valuers” means H. Clarkson & Co. Ltd. and Howe Robinson Partners (or, in either case, such other appraiser as the Administrative Agent shall agree).

“Asset Value” means, in respect of any Collateral Vessel or Substitute Vessel, the greater of the DCF Value and the Market Value of such Collateral Vessel.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Termination Date” means the Term Loan Availability Termination Date.

“Average Collateral Vessel Delta” means the weighted average Collateral Vessel Delta for all Collateral Vessels when calculated on each Delta Test Date, with the weighting of each Collateral Vessel Delta to be determined by the proportion the Asset Value of the relevant Collateral Vessel multiplied by the Advance Rate for such Collateral Vessel, bears to the Borrowing Base on 31 December of the year immediately prior to the relevant Delta Test Date, calculated by the Lead Sustainability Coordinator with reference to the Decarbonization Certificate and the Compliance Data.

“Average Efficiency Ratio” and/or “AER” means, in respect of a single Collateral

Vessel, such Collateral Vessel’s average efficiency ratio expressed in unit grams of CO2 per tonne-mile i.e. gCO2/dwt-nm calculated by the Lead Sustainability Coordinator with reference to the Decarbonization Certificate and the Compliance Data, as per the below formula:

where ci is the carbon emissions for voyage i computed using the fuel consumption with reference to the Decarbonization Certificate and the Compliance Data and carbon factor of each type of fuel set out in MEPC 63/23 Annex 8 – 2012 Guidelines on the Method of Calculation of the Attained Energy Efficient Design Index (EEDI) for New Ships as updated from time to time, dwt is the design deadweight of the Collateral Vessel, and Di is the distance travelled on voyage i. The AER is computed for all voyages performed by the relevant Collateral Vessel over the applicable 12 calendar months.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Affected Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“BB Event” means, as of any BB Test Date, a BB Ratio in excess of 1.0:1.0x.

“BB Ratio” means, at any Test Date, the ratio of (a) the aggregate of (x) the outstanding Program Debt plus (y) the then mark-to-market value of any amounts payable to (but, for the avoidance of any doubt, ignoring amounts payable by) the Hedge Counterparties under any Hedging Agreements and the other Hedge Counterparties (as defined in the Intercreditor Agreement) under any other Hedging Agreements (as defined in the Intercreditor Agreement), to (b) the Borrowing Base.

“BB Test Date” means (a) each Borrowing Date; (b) each Vessel Substitution Date; (c) each Vessel Disposition Date; and (d) each Determination Date.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bill of Sale” means, in respect of a Collateral Vessel, the relevant bill of sale (or other instrument of transfer) executed by the relevant seller in favor of the relevant Vessel Owner pursuant to the relevant Purchase Agreement.

“Borrower” means Seaspan Holdco III Ltd., a company incorporated in the Marshall Islands or such other jurisdiction approved by the Administrative Agent with the consent of all Lenders (in their reasonable discretion).

“Borrower Materials” has the meaning specified in Section 9.01(e).

“Borrowing” means a borrowing by the Borrower of Loans.

“Borrowing Base” means, at any Test Date, the aggregate of (a) the latest Asset Value of each Collateral Vessel (other than Excluded Collateral Vessels) multiplied by the Advance Rate applicable to each such Collateral Vessel (provided that, where a Concentration Limit Event has occurred and is continuing, there shall be excluded from the Borrowing Base an amount equal to the Asset Values of Collateral Vessels solely to the extent such Asset Value exceeds the specified percentage thresholds set forth on Schedule 2.02); (b) any Additional Security multiplied by such percentage as shall be agreed between the Borrower and the Administrative Agent acting in their reasonable judgment; and (c) the then current balance of any amounts on deposit in the Collateral Account.

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.01 or 2.02 as a date on which any Borrower requests the Lenders to make Loans hereunder.

“Borrowing Request” means a request for a Term Loan Borrowing which shall be in such form as the Administrative Agent may approve.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York, the Province of British Columbia, the Province of Ontario or Hong Kong, or is a day on which banking institutions in such jurisdictions are authorized or required by Law to close; provided that (a) when used in connection with a LIBO Rate Loan, the term “Business Day” means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market and (b) when used in connection with any Borrowing Date, the term “Business Day” shall also exclude any day which is a legal holiday in Paris, Montreal and Taipei.

“Cash Sweep Event” means a BB Event or a DSCR Cash Sweep Event.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the acquisition, directly or indirectly, by any person or group of persons other than a UBO of beneficial ownership of more than 50% of the aggregate outstanding voting power of the equity interests of the Guarantor.

“Charged Accounts” means each of: (a) the Collection Account; (b) the Collateral Account; (c) the HK Collection Account; and (d) any Vessel Owner Account, and each such account shall be held with the Account Bank in the name of (in the case of any Vessel Owner Account) the relevant Vessel Owner and (in all other cases) the Borrower.

“Charter” means any charter or contract for the use, employment or operation of a vessel or the carriage of people and/or cargo or the provision of services by or from such vessel.

“Charter Guarantees” means in relation to each of the Collateral Vessels, any guarantee provided or to be provided by a Charter Guarantor in relation to a Charterer’s obligations under a Charter and “Charter Guarantee” means any of them.

“Charter Guarantor” means any guarantor of a Charterer’s obligations under a Charter.

“Charter Termination Fee” means any amount due to the Borrower or Vessel Owner from a Charterer or Charter Guarantor as a result of or in connection with the termination of a Charter.

“Charterer” means any charterer of a Collateral Vessel, and “Charterer” shall mean any of them.

“Charterer’s Undertaking” means, in respect of any Collateral Vessel which is subject to a Charter which is a demise or bareboat charter, an undertaking from the Charterer in favor of the Security Trustee in substantially the form set out in Exhibit E (or in such other form as the Security Trustee and Borrower may agree).

“Classification Society” means Lloyds Register of Shipping, DNV GL, or any other member of the International Association of Classification Societies.

“Closing Date” means the date of the Initial Credit Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral Vessel” means each or any, as the context may require, of the Identified Vessels and Additional Vessels which are from time to time the subject of a Borrowing or a Borrowing Request or which are otherwise mortgaged or over which security is granted to secure Program Debt, and any Substitute Vessel that has satisfied the requirements of Section 6.05, but excluding any Collateral Vessel which has been sold and which no longer constitutes part of the Security, in each case in accordance with this Agreement.

“Collateral Vessel Delta” means for each Collateral Vessel, the percentage difference between (i) that Collateral Vessel’s Average Efficiency Ratio for the relevant Delta Test Period, and (ii) the then current and applicable IMO Decarbonization Trajectory (for a vessel’s average efficiency ratio) expressed as a positive or negative percentage (+/-)% as calculated by the Lead Sustainability Coordinator with reference to the Decarbonization Certificate and the Compliance Data, on each Delta Test Date per the formula below:

where rs is the required average efficiency ratio for the ship type and size class for the relevant calendar year period as determined by the related IMO Decarbonization Trajectory. For the sake of clarity, a positive Collateral Vessel Delta means that a Collateral Vessel is misaligned and above the then current and applicable IMO Decarbonization Trajectory (for a vessel’s average efficiency ratio). A zero or negative Collateral Vessel Delta means that a Collateral Vessel is aligned and on or below the then current and applicable IMO Decarbonization Trajectory (for a vessel’s average efficiency ratio).

“Collection Account” means the account of the Borrower maintained with Bank of Montreal with account number 0004-4624-914.

“Commitment Fee” means the fees payable by the Borrower pursuant to Sections 2.09(b) and (c).

“Commitments” means, the Term Loan Commitments.

“Communications” has the meaning specified in Section 9.01(d)(ii).

“Compliance Certificate” means the form of certificate attached at Exhibit B.

“Compliance Data” means all information necessary for and/or reasonably requested by the Lead Sustainability Coordinator, in order for the Lead Sustainability Coordinator (i) to calculate the AER and/or the Collateral Vessel Delta, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance provided by a Recognized Organization, in each case relating to any relevant Collateral Vessel for the relevant Delta Test Period, and (ii) to verify the existence and suitability of a Sustainability Linked Charter Mechanism in a Qualifying Charter Contract, including, without limitation, the relevant extracts (certified by a Responsible Officer of the Borrower) of the provisions of the corresponding Qualifying Charter Contracts, in each case relating to any relevant vessel owned by the Guarantor Group for the relevant Delta Test Period.

“Concentration Limit Event” means the occurrence and continuance of any breach of the Concentration Limit Requirements.

“Concentration Limit Requirements” has the meaning specified in Schedule 2.02.

“Concentration Test Date” means each of the following dates: (a) each Borrowing Date; (b) each Vessel Substitution Date; (c) each Vessel Disposition Date; (d) any date on which a Vessel Owner proposes entering into a new Eligible Charter in respect of a Collateral Vessel; and (e) each other Test Date.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Guarantor on a consolidated basis, total shareholders’ equity as reported in the most recently delivered balance sheet of the Guarantor and its consolidated Subsidiaries adjusted by:

(a) adding any subordinated debentures (being convertible debentures and other equity linked instruments which are subordinate to the rights of its unsecured creditors generally and which are akin to equity), mezzanine equity and redeemable shares;

(b) adding the amount referred to in Schedule 1.01 for the date of such balance sheet (as the same may be adjusted from time to time to reflect the sale of any of the vessels referred to in Schedule 1.01 whether or not they are Collateral Vessels or Collateral Vessels at the date of their sale, following the date of this Agreement);

(c) deducting any amount attributable to goodwill or any other intangible asset; and

(d) reflecting any variation in the amount of the issued share capital of the Guarantor since the date of such balance sheet.

“Contracted Net Cash Flow” means, in respect of any Collateral Vessel and Eligible Charter, the contracted cash flow payable to the applicable Vessel Owner under such Eligible Charter, reduced by US$6,800 per day (which amount shall be escalated on an annual basis at the LTM Rate); provided that such reduction shall not apply to the calculation of the Contracted Net Cash Flow for any Collateral Vessel which is subject to a bareboat or demise charter; and provided further that Contracted Net Cash Flow in respect of any Collateral Vessel and Eligible Charter and any extension period shall be deemed to be zero to the extent that, as of the relevant date, the applicable contracted cash flow payable during such extension period (or part thereof) is uncertain or is not capable of being conclusively calculated.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Co-Sustainability Coordinators” means each of Citibank, N.A., Bank of Montreal and Wells Fargo Bank, N.A., in their respective capacities as co-sustainability coordinators.

“Credit Extension” means a Borrowing.

“DCF Value” means the sum of (i) the Present Value of Contracted Net Cash Flow in respect of the relevant Collateral Vessel, plus (ii) the Terminal Value of such Collateral Vessel.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtor Relief Plan” means a plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Decarbonization Certificate” means the form of certificate attached at Exhibit D.

“Deed of Covenants” means, in respect of a Collateral Vessel, the deed of covenants entered into or to be entered into by the relevant Vessel Owner and the Security Trustee collateral to the Mortgage over that Collateral Vessel.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) equal to the applicable interest rate set forth in Section 2.08(a) plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.20(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after request by the Borrower or the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from (A) the jurisdiction of courts within the United States, or (B) with respect to any Lender that is otherwise subject to the jurisdiction of courts outside the United States, the jurisdiction of such courts, or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delta Test Date” means June 30, 2022 and thereafter each anniversary of such date in each subsequent calendar year provided that if any such date shall not be a Business Day, the relevant Delta Test Date shall be the immediately succeeding Business Day.

“Delta Test Period” means the twelve (12) calendar month period commencing on January 1 ending on December 31 immediately prior to the relevant Delta Test Date.

“Determination Date” means the last day of each of February, May, August and November in each year.

“Dollar” and “$” mean lawful money of the United States.

“DSCR Cash Sweep Event” means, as of any date of determination, the failure of the DSCR Ratio as of such date to be at least equal to 1.25:1.0x.

“DSCR Ratio” means, with respect to the last two fiscal quarters for the Borrower, the ratio of: (a) EBITDA of the Borrower for such period, to (b) the aggregate amount of scheduled principal and interest payable (excluding any final payments due at maturity) in respect of Program Debt during the applicable period (whether or not actually paid during such period and disregarding any voluntary prepayments made at the Borrower’s election in accordance with Section 2.05(b)(ii)), plus any Commitment Fees payable during such period, plus any amounts paid by the Borrower during such period under any Hedging Agreements.

“Earnings” means, in respect of a Collateral Vessel, all present and future moneys and claims which are earned by or become payable to or for the account of the Borrower or Vessel Owner in connection with the operation or ownership of that Collateral Vessel and including but not limited to: (a) freights, passage and hire moneys (howsoever earned); (b) remuneration for salvage and towage services; (c) demurrage and detention moneys; (d) all moneys and claims in respect of the requisition for hire of that Collateral Vessel; (e) payments received in respect of any off-hire insurance; (f) payments received pursuant to any Charter Guarantee relating to that Collateral Vessel; and (g) Charter Termination Fees or other payments in respect of the termination of any Charter, including without limitation, pursuant to legal proceedings, arbitration or other settlement arrangements.

“EBITDA” means the net income of the Guarantor (on a consolidated basis) or the Borrower, as applicable, for a Measurement Period as adjusted by:

(a) adding back taxation;

(b) adding back Interest Expenses;

(c) taking no account of any extraordinary item;

(d) excluding any amount attributable to minority interests;

(e) adding back depreciation and amortization, including amounts relating to operating leases but with the exception of amortization of dry-docking costs;

(f) adding back non-cash expenses and deducting non-cash gains, including mark to market on Hedging Agreements and any other financial instruments and stock based compensation;

(g) adding bareboat charter fees and deducting bareboat related interest income from leasing;

(h) taking no account of any revaluation of an asset or any loss or gain over book value, whether or not arising on the disposal of an asset (otherwise than in the ordinary course of trading) by the Guarantor or the Borrower, as applicable, during that Measurement Period; and

(i) adding proportionate distributions from unconsolidated entities to the Guarantor or the Borrower, as applicable.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EEOI” means the Energy Efficiency Operational Indicator, developed by the International Maritime Organization in order to allow shipowners to measure the fuel efficiency of a ship in operation.

“Eligibility Criteria” means: (a) such vessel shall be a container vessel that satisfies the requirements in respect of a Collateral Vessel set out in this Agreement; (b) such vessel shall be owned by (and not leased or chartered to) a Vessel Owner on the Borrowing Date; (c) its inclusion as a Collateral Vessel shall not give rise to a Default, a Concentration Limit Event, a BB Event or a DSCR Cash Sweep Event; and (d) it and any contract of employment or charter for such vessel shall comply with all requirements set out in the Loan Documents as if it was a Collateral Vessel and its owner was a Vessel Owner.

“Eligible Assignee” as the meaning given to it in Section 9.04(b).

“Eligible Charter” shall mean any firm contract for the employment of a Collateral Vessel with a Person other than a member of the Guarantor Group which has a remaining fixed term of not less than 3 months (which shall include any extension options which (i) if at the option of the Charterer, have been exercised, (ii) if at the option of the Vessel Owner, have or have not yet been exercised and (iii) are automatically exercised (without any condition, requirement or other arrangement whereby such extension will not occur other than a determination from the Vessel Owner otherwise)), and shall include any charter providing the applicable Vessel Owner with a termination right.

“Environmental Approvals” means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Representative” means each Vessel Owner and the Manager together with their respective employees and all of those persons for whom such Vessel Owner or the Manager is responsible under any Applicable Law in respect of any activities undertaken in relation to any of the Collateral Vessels.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Article VII.

“Excess Risks” means, in respect of a Collateral Vessel: (a) the proportion of claims for general average, salvage and salvage charges which are not recoverable as a result of the value at which that Collateral Vessel is assessed for the purpose of such claims exceeding her hull and machinery insured value; and (b) collision liabilities not recoverable in full under the hull and machinery insurance by reason of those liabilities exceeding such proportion of the insured value of that Collateral Vessel as is covered by the hull and machinery insurance.

“Excluded Collateral Vessels” means each of:

(a) any Collateral Vessel with respect to which (i) any Security Document to which such Collateral Vessel or the applicable Vessel Owner is subject ceases to be valid in any material respect or (ii) any Security Document creating a Security Interest in such Collateral Vessel or the applicable Vessel Owner in favor of the Security Trustee ceases to provide a perfected first priority security interest in favor of the Security Trustee in such Collateral Vessel or the applicable Vessel Owner as a result of the act or inaction of an Obligor; and

(b) any Collateral Vessel with respect to which the registration at the registry of any Approved Flag State is cancelled or any Collateral Vessel that is arrested or otherwise detained and not released within thirty (30) days.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), and (b) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letters” means any letter between (inter alios) any Finance Party and any Obligor which states that it is a “Fee Letter” for the purposes of this Agreement and “Fee Letter” means any of them.

“Fees” means the Commitment Fee and other fees payable pursuant to any Fee Letter.

“Finance Party” means, collectively, each Lender, any Receiver and any Administrative Party.

“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“GAAP” means, subject to Section 1.03, United States generally accepted accounting principles as in effect as of the date of determination thereof.

“General Assignment” means in respect of a Collateral Vessel, the assignment of its Eligible Charter, any Charter Guarantee, any Requisition Compensation and the Earnings granted or to be granted by the relevant Vessel Owner in favor of the Security Trustee, together with any and all notices and acknowledgements entered into in connection therewith.

“Global Coordinator” means Citibank, N.A., in its capacity as global coordinator, and left lead mandated lead arranger and joint-bookrunner.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Financial Covenants” means the requirements set forth in Section 6.09(c) to (f).

“Guarantor Group” means the Guarantor and each of its Subsidiaries.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“HK Collection Account” means the account of the Borrower maintained with Citibank, N.A., Hong Kong Branch with account number 1004151018.

“Identified Vessels” means the vessels referred to in Exhibit C.

“IMO Decarbonization Trajectory” means the standard decarbonization trajectories produced or to be produced (as the case may be) from time to time by the Secretariat of the Poseidon Principles for each ship type and size class, being a representation of how many grams of CO2 a single vessel can emit to move one tonne of goods one nautical mile (gCO2/tnm) over the relevant time horizon, and on any Delta Test Date the IMO Decarbonization Trajectory shall be the most recent standard decarbonization trajectory which is applicable to the relevant Delta Test Period. The IMO Decarbonization Trajectory measured with reference to average efficiency ratio for containerships as of the date hereof (and as may be updated from time to time) is as per below:

Size (TEU)	2020	2021	2022	2023	2024	2025	2026
0-999	17.663577	17.194349	16.725121	16.255893	15.786665	15.317437	14.848209
1,000-1,999	15.480516	15.069280	14.658045	14.246809	13.835574	13.424338	13.013103
2,000-2,999	10.429868	10.152802	9.875735	9.598669	9.321602	9.044536	8.767469
3,000-4,999	8.677976	8.447448	8.216920	7.986392	7.755864	7.525336	7.294808
5,000-7,999	8.199880	7.982053	7.764225	7.546398	7.328570	7.110743	6.892915
8,000-11,999	6.982743	6.797249	6.611754	6.426260	6.240765	6.055270	5.869776
12,000-14,500	4.844465	4.715773	4.587082	4.458390	4.329698	4.201006	4.072314
> 14,500	4.844465	4.715773	4.587082	4.458390	4.329698	4.201006	4.072314

“Incremental Commitment” has the meaning specified in Section 2.21(a).

“Incremental Commitment Effective Date” has the meaning specified in Section 2.21(c).

“Incremental Lender” has the meaning specified in Section 2.21(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Hedging Agreement;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) any agreement treated as a finance or capital lease in accordance with GAAP; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.03(b).

“Information” has the meaning specified in Section 9.12.

“Initial Credit Agreement” means that certain Credit Agreement dated as of December 30, 2019 by and among certain of the parties hereto, as in effect immediately prior to the Restatement Date.

“Insurances Assignment” means, in respect of a Collateral Vessel, the assignment of the Obligatory Insurances granted or to be granted in favor of the Security Trustee by the relevant Vessel Owner together with any and all notices and acknowledgments entered into in connection therewith.

“Insurers” means the underwriters or insurance companies with whom any Obligatory Insurances are effected and the managers of any protection and indemnity or war risks association in which any or the Collateral Vessels may at any time be entered.

“Intercreditor Agreement” means the intercreditor and proceeds agreement dated as of May 15, 2019 as amended and restated on or about the Restatement Date among, inter alios, the Borrower, the Guarantor, the Administrative Agent and the Security Trustee (as further amended and/or restated from time to time).

“Interest and Principal Coverage Ratio” means, as at any date of determination and with respect to any period, the ratio of EBITDA for such period to Interest and Principal Expense for such period.

“Interest and Principal Expense” means all Interest Expense incurred and all scheduled payments of principal (excluding any final payment thereof due on the maturity date thereof) made by the Guarantor and its consolidated Subsidiaries during a Measurement Period.

“Interest Expense” means all cash interest and cash commitment fees incurred by the Guarantor or the Borrower, as applicable, and its consolidated Subsidiaries during a Measurement Period.

“Interest Payment Date” means each Payment Date and the Maturity Date.

“Interest Period” means, with respect to each Borrowing and the Loans constituting the same, the period commencing on the relevant Borrowing Date and ending on the next Interest Payment Date, and thereafter each period commencing on the last day of the preceding Interest Period and ending on the Interest Payment Date immediately succeeding such last day; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no Interest Period shall extend beyond the relevant Maturity Date.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the rate as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time; in each case the “Screen Rate”) for the longest period (for which that Screen Rate is available) that is shorter than the Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds the Interest Period, in each case, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Intra Group Loan” means:

(a) any loan or other Indebtedness advanced by an Obligor, as lender, to any other Obligor (other than the Guarantor), as borrower; and

(b) any loan or other Indebtedness owing by the Borrower to a member of the Guarantor Group which is, as at the Closing Date, the shareholder of the owner of m.v. “Seaspan Thames”, “CMA CGM Tuticorin”, “MOL Brilliance”, “MOL Belief”, “YM World”, YM Wondrous”, “MOL Beauty” or “YM Wreath” or any other vessel owned, as at the Closing Date, directly or indirectly by Greater China Intermodal Investments LLC for purposes of adding a Collateral Vessel to the Collateral.

“Intra Group Loan Agreement” means any agreement in respect of an Intra Group Loan .

“IRS” means the United States Internal Revenue Service.

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization Assembly as Resolutions A.741(18) and A.788(19), as the same may have been or may be amended or supplemented from time to time. The terms “safety management system”, “Safety Management Certificate”, “Document of Compliance” and “major non-conformity” shall have the same meanings as are given to them in the ISM Code.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time.

“Joinder Agreement” means a joinder or similar agreement entered into by any Person (including any Lender) under Section 2.21 pursuant to which such Person shall provide an Incremental Commitment hereunder and (if such Person is not then a Lender) shall become a Lender party hereto.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Sustainability Coordinator” means Société Générale, Hong Kong Branch, in its capacity as lead sustainability coordinator.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, for any Interest Period with respect to any Borrowing, the greater of (a) the rate appearing on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided that (i) if such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the Interpolated Rate, and (ii) if the Interpolated Rate is not available, the “LIBO Rate” for such Interest Period shall be the Reference Bank Rate and (b) 0%.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loans” means the Term Loan.

“Loan Documents” means, collectively, this Agreement, the Intercreditor Agreement, the Hedging Agreements (in relation to the Loans), any subordination agreement entered into in connection with Section 5.02(g) of the Intercreditor Agreement, the Security Documents, any Borrowing Request, the Fee Letters and any other documents entered into in connection herewith.

“LTM Rate” means the most recent US CPI rate as published by the U.S. Bureau of Labor Statistics, provided that the applicable indexation will have a floor of 0% p.a. and a cap of 3% p.a..

“Management Agreement” means each management agreement between a Vessel Owner and the Manager in respect of a Collateral Vessel, as the same may be amended from time to time in accordance with this Agreement.

“Management Agreement Assignment” means each assignment of a Management Agreement granted or to be granted in favor of the Security Trustee by a Vessel Owner with any and all notices and acknowledgements entered into in connection therewith, one to be entered into between the Manager and the relevant Vessel Owner.

“Manager” means Seaspan Management Services Ltd. of Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda or such other professional manager or managers as may be approved by the Administrative Agent from time to time, provided that V.Group, Anglo-Eastern and Bernhard Schulte Shipmanagement are so approved for these purposes.

“Manager’s Undertaking” means, in respect of each Collateral Vessel, a letter of undertaking to be issued by the Manager to the Security Trustee confirming it shall not make a claim to security ranking ahead of the Lenders’ security in respect of that Collateral Vessel in form and substance satisfactory to the Administrative Agent.

“Mandated Lead Arrangers” means each of Bank of Montreal, National Australia Bank Limited, Bank of America, N.A. and Wells Fargo Bank, N.A., in their respective capacities as mandated lead arrangers and joint-bookrunners.

“Margin” means, for any Loan, (i) from the Restatement Date until September 4, 2022, 1.90%per annum., and (ii) for any Margin Period thereafter, the aggregate of:

(a)	the Margin applicable in the immediately preceding Margin Period; and

(b)

(i) any Applicable Performance Margin Adjustment for the relevant Margin Period, minus (ii) any Applicable Charter Margin Adjustment in the immediately preceding Margin Period, plus (iii) any Applicable Charter Margin Adjustment for the relevant Margin Period, save that the collective aggregate of the foregoing (b)(i), (b)(ii) and (b)(iii) may not (A) exceed 0.025% per annum or (B) be less than -0.025% per annum, in each case for any single Margin Period (relative to the prior Margin Period), provided that, the collective aggregate of the foregoing paragraphs (a) and (b) shall not (X) exceed 1.95% per annum for any single Margin Period, or (Y) be less than 1.85% per annum for any single Margin Period, and provided further that, where the Borrower fails to deliver any of the Compliance Data, other items contemplated by Section 5.34(a) hereof and/or any Decarbonization Certificate required by this Agreement, in order to determine any Applicable Charter Margin Adjustment for the relevant Margin Period, the foregoing paragraph (b) shall be replaced with and applied as follows:

“(b) (i) 0.0125% per annum, minus (ii) any Applicable Charter Margin Adjustment in the immediately preceding Margin Period, save that the collective aggregate of the foregoing (b)(i) and (b)(ii) may not (A) exceed 0.025% per annum or (B) be less than -0.025% per annum, in each case for any single Margin Period (relative to the prior Margin Period),”.

“Margin Period” means (i) for the first Margin Period, the period commencing on the Restatement Date and ending on September 4, 2022, and (ii) for any subsequent period, each 12 month period commencing on the September 5 Interest Payment Date which follows a Delta Test Date and ending on September 4, the following year (or if earlier, the Maturity Date).

“Market Value” means, in respect of any Collateral Vessel, the average of the two values of such Collateral Vessel provided by the Approved Valuers.

“Material Adverse Effect” means a material adverse effect on (a) the ability of the Borrower to perform its Obligations, (b) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party or (c) the rights, remedies and benefits available to, or conferred upon, the Administrative Parties, any Lender or any Hedge Counterparties under any Loan Documents.

“Maturity Date” means the date falling six (6) years after the Restatement Date or, if such date is not a Business Day, on the immediately preceding Business Day.

“Maximum Rate” has the meaning specified in Section 9.14.

“Measurement Period” means, at any time, the last four fiscal quarters for the Guarantor or the Borrower, as applicable.

“Mortgage” means, in respect of a Collateral Vessel, the first priority or first preferred ship mortgage, each given or to be given by the relevant Vessel Owner in favor of the Security Trustee and registered with the Approved Flag State registry of such Collateral Vessel.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.07(b).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or Hedging Agreement or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any other Obligor thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document or Hedging Agreement and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Obligatory Insurances” means, in respect of each Collateral Vessel: (a) all contracts and policies of insurance and all entries in clubs and/or associations which are from time to time required to be effected and maintained in accordance with this Agreement in respect of each of the Collateral Vessels; and (b) all benefits under the contracts, policies and entries under subsection (a) above and all claims in respect of them and the return of premiums.

“Obligor” means the Borrower, the Guarantor and the Vessel Owners.

“OFAC” has the meaning specified in Section 3.16(a).

“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Financial Statements” means the consolidated financial statements of the Guarantor for the financial year ended 31 December 2020.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant” has the meaning specified in Section 9.04(d).

“Participant Register” has the meaning specified in Section 9.04(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means each March 5, June 5, September 5, December 5 commencing on June 5, 2021, provided that if any such date is not a Business Day, the relevant Payment Date shall be the immediately succeeding Business Day.

“Payment Disruption Event” means either or both of:

(a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Loan Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b) the occurrence of any other event which results in a disruption (of a technical or systems related nature) to the treasury or payments operations of a Party preventing that, or any other Party: (i) from performing its payment obligations under the Loan Documents; or (ii) from communicating with other Parties in accordance with the terms of the Loan Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Permitted Liens” means, in respect of a Collateral Vessel: (a) Security Interests created by the Security Documents; (b) liens for unpaid crew’s wages including wages of the master and stevedores employed by the Collateral Vessel, outstanding in the ordinary course of trading for not more than one calendar month after the due date for payment; (c) liens for salvage; (d) liens for classification or scheduled dry docking or for necessary repairs to that Collateral Vessel that in each case are outstanding for not more than one month; (e) liens for collision; (f) liens for master’s disbursements incurred in the ordinary course of trading; (g) statutory and common law liens of carriers, warehousemen, mechanics, suppliers, materials men, repairers or other similar liens, including maritime liens, in each case arising in the ordinary course of business, outstanding for not more than one month and (h) liens for damages arising from maritime torts which are unclaimed, or are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of the relevant Vessel Owner with the appropriate court or other tribunal to prevent the arrest or secure the release of such Collateral Vessel from arrest; provided that in the case of subsections (b) to (g) inclusive the amounts which give rise to such liens are paid when due (or, in the case of subsections (b) or (g) above, within one month of such amount being outstanding) or, if not paid when due are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves or security are at the relevant time maintained or provided), provided further that such proceedings, whether by payment of adequate security into court or otherwise, do not give rise to a material risk of the relevant Collateral Vessel or any interest therein being seized, sold, forfeited or otherwise lost or of criminal liability on an Indemnitee.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Poseidon Principles” means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published in June 2019 as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organization from time to time.

“Prepayment Notice” means a notice by the Borrower to prepay Loans, which shall be in such form as the Administrative Agent may approve.

“Present Value of Contracted Net Cash Flow” means, in respect of any Collateral Vessel and Eligible Charter, the Contracted Net Cash Flow in respect thereof discounted using a discount rate of 10% per annum (or, where the Terminal Value provider is VesselsValue, 8% per annum).

“Program Debt” has the meaning specified in the Intercreditor Agreement.

“Program Debt Documents” means (a) the credit agreement dated 15 May 2019 between, among others, the Borrower, the Guarantor, the Administrative Agent and the Lenders (as defined therein) party thereto from time to time as amended and restated on or about the Restatement Date; (b) the credit agreement dated 14 October 2020 between, among others, the Borrower, the Guarantor, the Administrative Agent and the Lenders (as defined therein) party thereto from time to time, as amended and restated on or about the Restatement Date ((a) and (b) together being the “Existing Program Debt Documents”); and (c) any other Additional Debt Document.

“Purchase Agreement” means, in respect of a Collateral Vessel, the memorandum of agreement or purchase agreement entered into or to be entered into between the relevant seller of such Collateral Vessel and the Vessel Owner, as buyer.

“QCC Target Ratio” means in respect of any QCC Test Period, the proportion expressed as a percentage (Q) of (i) the number of Qualifying Charter Contracts which are executed and dated during that QCC Test Period (and, if elected by the Borrower, any Qualifying Charter Contracts which are extended or renewed during such period (such Qualifying Charter Contracts being referred to herein as “Renewals”)) and which contain a Sustainability Linked Charter Mechanism, to (ii) the total number of Qualifying Charter Contracts which are executed and dated during such QCC Test Period (and any Renewals) and calculated per the formula below:

where SC is the number Qualifying Charter Contracts which are executed and dated during that QCC Test Period (and any Renewals) and which contain a Sustainability Linked Charter Mechanism and T is the total number Qualifying Charter Contracts which are executed and dated during the same QCC Test Period (and any Renewals).

“QCC Test Date” means, at the election of the Lead Sustainability Coordinator, a Business Day falling on or before June 30, 2022 and thereafter each anniversary of such date in each subsequent calendar year provided that if any such date shall not be a Business Day, the relevant QCC Test Date shall be the immediately succeeding Business Day.

“QCC Test Period” means the twelve (12) calendar month period commencing on January 1 and ending on December 31 immediately prior to the relevant QCC Test Date.

“Qualifying Charter Contracts” means any firm contract for the employment of a vessel owned by a member of the Guarantor Group with a Person other than a member of the Guarantor Group, which has a remaining fixed term of not less than 12 months (which shall include any extension options which (i) if at the option of the Charterer, have been exercised, (ii) if at the option of the relevant vessel owner, have or have not yet been exercised and (iii) are automatically exercised (without any condition, requirement or other arrangement whereby such extension will not occur other than a determination from the relevant vessel owner otherwise)), and shall include any charter providing the applicable vessel owner with a termination right.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets appointed under any Security Document.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Recognized Organization” means, in respect of a Collateral Vessel, an organization approved by the maritime administration of the Collateral Vessel’s flag state to verify that the ship energy efficiency management plans of vessels registered in such flag state are in compliance with Regulation 22A of Annex Vl and to issue “statements of compliance for fuel consumption reporting” confirming that vessels registered in such flag state are in compliance with that regulation, including any Classification Society.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request by the Reference Banks:

(a) (other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b) if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator, provided that if none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

“Reference Banks” means Citibank, N.A., Bank of Montreal and Wells Fargo Bank, N.A., or such banks as otherwise may be appointed from time to time by the Administrative Agent in consultation with the Lenders and with the Borrower.

“Register” has the meaning specified in Section 9.04(c).

“Related Contracts” means any or all of the following (as the context requires): (a) the Obligatory Insurances; (b) the Eligible Charters; (c) the Management Agreements; and (d) the Charter Guarantees.

“Related Parties” means, with respect to any Person, such Person’s Affiliates, head office, other branches and regional offices, and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates, head office, other branches and regional offices.

“Relevant Vessel” has the meaning specified in Section 4.02(a)(ii).

“Relevant Vessel Owner” has the meaning specified in Section 4.02(a)(iii).

“Removal Effective Date” has the meaning specified in Section 8.06(b).

“Repayment Schedule” means the repayment schedule prepared in accordance with Section 2.03.

“Required Deductible Amount” means, in respect of the Obligatory Insurances for a Collateral Vessel, an amount not to exceed the following amounts:

(a)	in respect of hull cover, US$1,000,000;

(b)	in respect of crew cover, US$30,000;

(c)	in respect of collision cover, US$150,000;

(d)	in respect of cargo cover, US$78,000; and

(e)	in respect of any other cover, US$150,000.

“Required Insurance Amount” means, in respect of a Collateral Vessel, the higher of (a) the amount which is 120% of the product of (i) the proportion of Market Value of such Collateral Vessel to the total Market Value of all Collateral Vessels, multiplied by (ii) the total outstanding amount of the Secured Obligations, and (b) the Market Value of such Collateral Vessel calculated as of the date on which such Collateral Vessel is added to the Security Assets and thereafter as of the date of the annual renewal of the relevant Obligatory Insurances.

“Required Lenders” means, at any time, Lenders holding more than 50% of the aggregate principal amount of the Term Loan outstanding. The outstanding Loans and Commitments of any Defaulting Lender shall be disregarded in determining the “Required Lenders” at any time.

“Requisition Compensation” means, in respect of a Collateral Vessel, all moneys or other compensation payable by reason of requisition for title to, or other compulsory acquisition of, that Collateral Vessel including requisition for hire.

“Resignation Effective Date” has the meaning specified in Section 8.06(a).

“Resolution Authority” means, an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) the chief executive officer, president, executive vice president or a Financial Officer of the Borrower, (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.01, any vice president, secretary or assistant secretary of the Borrower and (c) solely for purposes of Borrowing Requests, certifying extracts of Qualifying Charter Contracts for the purposes of any Compliance Data, prepayment notices and notices for Commitment terminations or reductions given pursuant to Article II, any other officer or employee of the Borrower so designated from time to time by one of the officers described in clause (a) in a notice to the Administrative Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Administrative Agent). Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restatement Date” means the date on which each of the conditions specified in Section 4.04 is satisfied (or waived in accordance with Section 9.02), such date being May 19, 2021.

“Sanctioned Jurisdiction” means, at any time, a country or territory that is the subject of Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in, or acting on behalf of a Person listed in, any Sanctions related list maintained by any Sanctions Authority, (b) any Person located, organized, or resident in a Sanctioned Jurisdiction, or (c) any other subject of Sanctions, including, without limitation, any Person controlled or 50 percent or more owned in the aggregate, directly or indirectly, by any subject or subjects of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the United States (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce or through any existing or future statute or Executive Order), the United Kingdom (including, without limitation, Her Majesty’s Treasury), the European Union and any EU member state, the French Republic, the United Nations Security Council, Canada, Australia (including without limitation, the Department of Foreign Affairs and Trade) and Hong Kong Monetary Authority and any other governmental authority with jurisdiction over the Obligors.

“Sanctions Target” means a Sanctioned Person or Sanctioned Jurisdiction.

“Screen Rate” has the meaning specified in the definition of the term “Interpolated Rate”.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Assets” means any asset which is the subject of a Security Interest created by a Security Document.

“Security Documents” means: (a) the Mortgages; (b) the Deeds of Covenant; (c) the Insurances Assignments; (d) the Management Agreement Assignments; (e) the General Assignments; (f) the Account Charges; (g) the Manager’s Undertakings; (h) the Share Pledges; (i) any Charterer’s Undertakings, (j) any Additional Security; and (k) any other document designated as such in writing by the Borrower or any Vessel Owner and the Administrative Agent; in each case together with any and all notices and acknowledgements entered into and in connection therewith.

“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

“Security Trustee” means UMB Bank, National Association.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of such date determined in accordance with GAAP.

“Share Pledge” means, in relation to the Borrower and each Vessel Owner, each first priority charge, pledge or mortgage or equivalent over the shares in the Borrower or Vessel Owner (as the case may be) to be given by: (a) in the case of the Borrower, the Guarantor; and (b) in the case of each Vessel Owner, the Borrower, in each case in favor of and in form and substance satisfactory to the Security Trustee and “Share Pledges” means all such share pledges.

“Statement of Compliance” means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Substitute Vessel” has the meaning set forth in Section 6.05.

“Sustainability Linked Charter Mechanism” means, in the sole opinion of the Lead Sustainability Coordinator, acting reasonably, a qualifying contractual provision of a Qualifying Charter Contract providing for the relevant charter rate to be increased and/or reduced, by an amount which is not less than 0.5% of the relevant initial charter rate, and where any such increase and reduction in the charter rate is subject to and dependent on the alignment of the relevant vessel’s carbon intensity, measured by that vessel’s AER, EEOI, or some other broadly accepted emissions metric for which the International Maritime Organization produces a related trajectory, with such trajectory.

“Swap” means any trade or transaction entered into by the Borrower and a Hedge Counterparty under or pursuant to a Hedging Agreement.

“Swap Termination Value” means, in respect of any one or more Swaps, after taking into account the effect of any legally enforceable netting agreement relating to such Swaps, (a) for any date on or after the date such Swaps have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swaps, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swaps (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminal Value” means, in respect of any Collateral Vessel: (a) the present value (using a discount rate of 10% per annum) of the forward projected value for such Collateral Vessel as at the maturity of the relevant Eligible Charter (which shall, for these purposes, take account of any extension option which is included for the purposes of the definition of Eligible Charter for such Collateral Vessel) as provided by Maritime Strategies International Ltd; or (b) if the Borrower has elected that VesselsValue valuations shall be used for all Collateral Vessels on the applicable calculation date, the fixed age valuation for such Collateral Vessel as at the maturity of the relevant Eligible Charter (which shall, for these purposes, take account of any extension option which is included for the purposes of the definition of Eligible Charter for such Collateral Vessel) as provided by VesselsValue (with no discount rate applicable). Where the Eligible Charter of any Collateral Vessel has been extended and the Terminal Value on any Test Date would otherwise be calculated on the basis of valuations which pre-date such extension, the Borrower shall be permitted to obtain an updated valuation for such Collateral Vessel which shall be used for the purposes of calculating the Terminal Value of such Collateral Vessel.

“Term Lender” means each Lender having a Term Loan Commitment.

“Term Loan” has the meaning set forth in Section 2.01.

“Term Loan Availability Period” means the period from the Restatement Date to but excluding the Term Loan Availability Termination Date.

“Term Loan Availability Termination Date” means the date falling six (6) months after the Restatement Date (or, if such date is not a Business Day, on the next preceding Business Day).

“Term Loan Commitment” means, as to each Term Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, a Term Loan to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount up to but not exceeding the amount set forth opposite the name of such Lender in Schedule 2.01 under the heading “Term Loan Commitment” or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable, as such amount may be reduced pursuant to Sections 2.05 or 2.06 or increased or reduced pursuant to assignments effected in accordance with Section 9.04.

“Term Loan Required Payments” has the meaning given in Section 2.03(a)(i).

“Test Date” means: (a) any BB Test Date; and (b) any Determination Date.

“Total Assets” means, in respect of the Guarantor on a consolidated basis, the following, in each case as indicated on the most recently delivered financial statement of the Guarantor and its consolidated Subsidiaries:

(a) all of the assets of the types presented on its consolidated balance sheet; less

(b) assets under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that the Guarantor or any of its Subsidiaries is required to record on its books under GAAP even though such entity is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“Total Borrowings” means, in respect of the Guarantor on a consolidated basis and without duplication, in each case as indicated on the most recently delivered financial statement of the Guarantor and its Subsidiaries, the aggregate of the following:

(a) the outstanding principal amount of any moneys borrowed; plus

(b) the outstanding principal amount of any acceptance under any acceptance credit; plus

(c) the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d) the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which would, in accordance with GAAP, be treated as a finance or capital lease; plus

(e) the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under GAAP); plus

(f) the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(g) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) above; and plus

(h) the outstanding principal amount of any indebtedness of any Person other than a Subsidiary of the Guarantor of a type referred to in the above clauses of this definition which is the subject of a guarantee (or other agreement by which recourse is granted to the Guarantor) given by the Guarantor to the extent that such guaranteed indebtedness is determined and given a value in respect of the Guarantor on a consolidated basis in accordance with GAAP.

Notwithstanding the foregoing, “Total Borrowings” shall not include (a) Indebtedness or obligations arising from derivative transactions, such as protecting against interest rate or currency fluctuations or (b) Indebtedness under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that the Guarantor is required to record on its books under GAAP even though the Guarantor is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“Total Loss” means in relation to a Collateral Vessel:

(a) actual, constructive, compromised, agreed or arranged total loss of that Collateral Vessel;

(b) requisition for title or other compulsory acquisition of that Collateral Vessel otherwise than by requisition for hire;

(c) capture, seizure, arrest, detention, or confiscation of that Collateral Vessel by any government or by persons acting or purporting to act on behalf of any government or by any other person which deprives the Vessel Owner of that Collateral Vessel or as the case may be the Charterer of the use of that Collateral Vessel for more than sixty (60) days after that occurrence; and

(d) requisition for hire of that Collateral Vessel by any government or by persons acting or purporting to act on behalf of any government which deprives the Vessel Owner or as the case may be the Charterer of the use of that Collateral Vessel for a period of sixty (60) days, other than a Charter of the Collateral Vessel to a government or government agency approved by the Borrower and by the Administrative Agent.

“UBO” means (a) any of Kyle Washington, Kevin Washington, Dennis Washington or any of their estate, spouse, and/or descendants; (b) any trust for the benefit of the persons listed in (a); (c) Fairfax Financial Holdings Limited; (d) an Affiliate of any of the persons listed in (a), (b) or (c); or (e) a combination of the foregoing.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unrelated Parties” has the meaning given in Section 3.35.

“Vessel Disposition” has the meaning given to such term in Section 6.06.

“Vessel Disposition Date” means the date of any Vessel Disposition in accordance with the requirements set forth in Section 6.06.

“Vessel Owner” means any special purpose company that owns a Collateral Vessel and the entire issued share capital of which is acquired or to be acquired by the Borrower.

“Vessel Owner Account” means, in respect of any Vessel Owner, any account in the name of the applicable Vessel Owner opened or to be opened with the Account Bank into which Earnings shall be paid, as more particularly described in the relevant Account Charge relating thereto.

“Vessel Substitution Date” means the date of any vessel substitution in accordance with the requirements set forth in Section 6.05.

“Wholly-Owned” means, as to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by Applicable Law) are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03 Accounting Terms; Changes in GAAP.

(a) Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP as in effect on the Closing Date. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded. Notwithstanding any changes in GAAP after the Closing Date, any lease of the Obligors that would be characterized as an operating lease under GAAP as in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a capital lease (and shall continue to be characterized as an operating lease) under this Agreement or any other Loan Document as a result of such changes in GAAP.

(b) Changes in GAAP. If the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.04 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.

SECTION 1.05 Restricted Lenders.

(a) Notwithstanding any other provision of this Agreement, in relation to each Lender that is incorporated in Germany and any other Lender that notifies “the Administrative Agent that this clause applies to it (each a “Restricted Lender”), Sections 3.22, 5.24(d), 6.13 and any other sanctions provision in this Agreement (together the “Sanctions Provisions”) will not apply for the benefit of that Restricted Lender to the extent that the Sanctions Provisions would result in any violation of or liability under EU Regulation (EC) 2271/96 (in conjunction with (EU) 2018/1100) or section 7 of the German Außenwirtschaftsverordnung (foreign trade rules) or a similar anti-boycott statute in any other jurisdiction.

(b) Solely in the event of, or on the basis of, any breach of any Sanctions Provisions as result solely of Sanctions imposed by any Sanctions Authority (other than the United Nations, the European Union or Germany) and for which such Sanctions Provisions do not apply in this case for the benefit of a Restricted Lender in accordance with Section 1.05(a) (a “Sanctions Breach”), the parties hereto agree that such Restricted Lender will not be entitled to:

(i) declare that its Commitment is cancelled or require a mandatory prepayment of its part of the Loans in accordance with Section 2.06(b) (Illegality) of this Agreement; or

(ii) assert any other rights under the Loan Documents on the sole basis of such Sanctions Breach.

(c) With respect to any proposal to enforce, or to instruct the Administrative Agent to enforce, a Sanctions Breach, a Restricted Lender may abstain or vote against any proposal to take action in relation to a Sanctions Breach, but will not vote in favour of any such proposal.

(d) Nothing in this Section 1.05 will affect the rights of a Restricted Lender under any other provision of the Loan Documents or its right to benefit as a Lender from any action taken by the Administrative Agent or the other Lenders in relation to the Loan Documents (whether in relation to any of the Sanctions Provisions or otherwise).

ARTICLE II

COMMITMENTS

SECTION 2.01 Term Loan Commitments.

(a) Term Loan. Each Term Lender severally, and not jointly with the other Term Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make term loans denominated in US Dollars (the “Term Loan”) available to Borrower during the Term Loan Availability Period in an aggregate principal amount up to but not exceeding such Term Lender’s Term Loan Commitment. The amount of each Borrowing under the Term Loan shall be less than or equal to the Advance Rate therefor. Amounts repaid or prepaid with respect to the Term Loan may not be re-borrowed. Unless previously terminated, the Term Loan Commitment of each Term Lender shall automatically terminate at 5:00 p.m. (New York City time) on the Term Loan Availability Termination Date.

(b) Procedure for Term Loan Borrowing. Borrower may make up to 6 Borrowings under the Term Loan during the Term Loan Availability Period, provided that Borrower shall give the Administrative Agent a revocable Borrowing Request (which must be received by the Administrative Agent prior to 12:00 Noon, New York City time three Business Days prior to the requested Borrowing Date), specifying (i) the amount to be borrowed, (ii) the applicable Collateral Vessel(s) and (iii) the requested Borrowing Date. Each borrowing of the Term Loan shall be in an amount equal to at least US$10,000,000. Upon receipt of any such Borrowing Request from Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Term Lender will make the amount of its pro rata share of the Term Loan advance available to the Administrative Agent for the account of the Borrower prior to 12:00 Noon, New York time, on the Borrowing Date requested by Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the Collection Account or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent. If the Borrower revokes any Borrowing Request, the Borrower shall compensate the Lenders in connection with such revocation in accordance with Section 2.13.

(c) Prefunding Arrangements.

(i) The Borrower shall be permitted to request in any Borrowing Request that the relevant Borrowing be credited to an escrow account (the “Escrow Account”) held by Citibank, N.A. as escrow agent (the “Escrow Agent”) under an escrow agreement in form and substance satisfactory to the Administrative Agent and the Lenders (the “Escrow Agreement”). In such circumstances, the requirement to satisfy the conditions set out in Section 4.02 shall be deferred and such conditions (together with any conditions to the release of the Borrowing from the Escrow Account under the Escrow Agreement) shall instead be required to be satisfied prior to, or simultaneously with, the release of the relevant Borrowing from the Escrow Account. Prior to the release of the relevant Borrowing from the Escrow Account, the Borrower shall have no right or interest in respect of such funds.

(ii) If the relevant Borrowing (or part thereof) is returned to the Administrative Agent pursuant to the terms of the Escrow Agreement, such funds shall be returned by the Administrative Agent to the Lenders and the relevant Borrowing shall (to the extent of the funds so returned to the Lenders) be deemed not to have occurred, provided that the Borrower shall be required to pay interest on the relevant funds on and from the date of payment to the Escrow Account up to but excluding the date on which the funds are returned. Such interest shall be payable on the date the relevant funds are returned and shall be calculated at the rate that would otherwise have applied if such amount constituted a Borrowing for such period.

(iii) If the Administrative Agent is satisfied that the conditions set out in Section 4.02 in relation to any Borrowing which has been credited to an Escrow Account have been satisfied or will upon release of such Borrowing from the Escrow Account be satisfied, the Administrative Agent shall execute a release instruction in respect thereof and the Borrowing Date in relation to the funds so released shall be deemed for all purposes under this Agreement, save for the purposes of the calculation of interest which shall accrue from the date the relevant funds are paid to the Escrow Account, to be the date of such release.

(iv) The Borrower shall indemnify, on written demand, the Finance Parties for (A) in the case of any funds returned to the Administrative Agent pursuant to any Escrow Agreement, amounts set out in Section 2.13 as if such return constituted a prepayment and (B) any other costs, losses and expenses, as the case may be, incurred by the Finance Parties in connection with the arrangements set forth in this Section 2.01(c). For the avoidance of any doubt, the Finance Parties shall not be liable for any costs, expenses or other amounts payable to the Escrow Agent under or pursuant to the Escrow Agreement.

SECTION 2.02 [Reserved].

SECTION 2.03 Repayment Schedules.

(a) Promptly following the issuance of the first Borrowing Request in respect of the Term Loan, the Administrative Agent will, in consultation with the Borrower and the Term Lenders, prepare a repayment schedule in respect of the Term Loan, and promptly following the issuance of each subsequent Borrowing Request in respect of the Term Loan, the Administrative Agent will, in consultation with the Borrower and the Term Lenders, revise the repayment schedule in respect of the Term Loan to take into account the additional advance being made under such Borrowing Request (the “Repayment Schedule”). The Repayment Schedule will be prepared on the basis that:

(i) the Borrower will repay the Term Loan in instalments on each Payment Date (the “Term Loan Required Payments”);

(ii) the Term Loan will amortize, commencing on the first Borrowing Date in respect of the Term Loan until the Maturity Date, at a rate of 8% per annum, which rate shall be calculated on the basis of the aggregate amount of the Term Loan which has been advanced (excluding any amortization payments which have previously been made) as at the applicable Payment Date, and such annual repayments shall be split pro rata over each of the applicable Payment Dates.

(b) The Administrative Agent and the Borrower will agree such Repayment Schedule prior to the relevant Borrowing Date.

(c) [Reserved].

(d) If any optional partial prepayment of the Term Loan is made pursuant to Section 2.05(a), or any amount of the Term Loan is prepaid as a result of a Cash Sweep Event, such amounts shall reduce the Term Loan Required Payments pro rata (or, if the Borrower makes an election in accordance with Section 2.05(b)(ii), the next in time amortization payment(s) only) and the Administrative Agent will, in consultation with the Borrower and the Term Lenders, revise the repayment schedule to take into account the relevant partial prepayment and its required manner of application pursuant hereto. The Administrative Agent and the Borrower will agree such Repayment Schedule. The revised repayment schedule shall thereafter be the “Repayment Schedule” for the purposes of this Agreement.

SECTION 2.04 Repayment of the Loans

(a) Term Loan. The Borrower shall repay the Term Loan as follows:

(i) on each Payment Date, the Term Loan Required Payments in accordance with the Repayment Schedule; and

(ii) on the Maturity Date, the outstanding principal balance of the Term Loan.

(b) [Reserved].

SECTION 2.05 Optional Prepayments

(a) Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time and from time to time prepay any Borrowing in whole or in part without premium or penalty; provided that (i) such notice shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone to the Administrative Agent (if promptly confirmed by such a written Prepayment Notice consistent with such telephonic notice) and must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) three Business Days before the date of prepayment; (ii) such Prepayment Notice shall specify (A) whether such prepayment shall be applied to prepay the Term Loans of the Term Lenders and/or prepay outstanding principal under any other Program Debt Documents, (B) the prepayment date and (C) the principal amount of each Borrowing or portion thereof to be prepaid; and (iii) each such partial prepayment shall be in an amount not less than $1,000,000 or a larger multiple of $1,000,000. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each Prepayment Notice shall be irrevocable.

(b) Application. Each optional prepayment of a Borrowing shall be applied (i) to reduce all Term Loan Required Payments pro rata or (ii) if the Borrower so directs in relation to any optional partial prepayment of the Term Loan pursuant to Section 2.05(a), against the next in time amortization payment(s) only. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.08, together with any additional amounts required pursuant to Section 2.13.

(c) [Reserved].

SECTION 2.06 Mandatory Prepayments.

(a) [Reserved].

(b) Illegality. If it is or will be unlawful in any jurisdiction for a Lender to perform any of its obligations under any Loan Documents, or to fund or maintain its share in the Loans, or any Obligor is or becomes a Sanctioned Person, and the Lender (or in the case of any Obligor being or becoming a Sanctioned Person, any Lender) has notified the Administrative Agent and the Borrower of the same: (i) the Borrower shall repay or prepay that Lender’s participation in the Loans in full; and (ii) the Commitments of that Lender will be immediately cancelled. The date for repayment or prepayment referred to in (i) above will be, (x) in the case where it is already unlawful for such Lender to perform such obligations or to fund or maintain its share in the Loans, or an Obligor has become a Sanctioned Person, as soon as practicable and (y) in the case of unlawfulness that will occur in the future, the date specified by that Lender in the relevant notification, which shall not be earlier than ten (10) Business Days preceding the last day of any applicable grace period allowed by law and which shall be a date falling at least thirty (30) days from the date of the notice (but in any event no later than the last day of any applicable grace period allowed by law).

(c) Change of Control. Upon the occurrence of a Change of Control, the Borrower shall (i) prepay the Loans in full, together with accrued interest thereon to the date of such prepayment, and (ii) terminate all of the unused Commitments, if any. Any prepayment of the Loans under this Section 2.06(c) shall be made on the date of occurrence of such Change of Control.

(d) Failure of Security. If any of the Security Documents do not, or shall have ceased to, constitute an enforceable Security Interest over the monies, interests and assets expressed to be assigned, mortgaged, charged, pledged or over which Security Interests are otherwise created or expressed to be created thereby (a “Collateral Defect”), and (if the same is capable of remedy) the same has not been remedied to the satisfaction of the Administrative Agent within 15 Business Days (provided that during such period the Borrower is diligently taking action to remedy such Collateral Defect), the Administrative Agent may by written notice to the Borrower declare that the Loans shall become immediately due and payable in whole or in part by the Borrower, provided that if the Collateral Defect relates to some but not all of the Collateral Vessels, the Borrower may prepay a portion of the Loans pursuant to Section 2.05(a) in such amount as is required such that, following such payment, no BB Event and no DSCR Cash Sweep would be continuing (for these purposes, not taking into account the Collateral Vessel(s) the subject of the Collateral Defect).

(e) Unlawfulness. If it is or becomes unlawful for an Obligor to perform any of its material obligations under the Loan Documents or any Related Contract other than as a result of any action or inaction of an Obligor (an “Unlawfulness Event”), and (if the same is capable of remedy) the same has not been remedied to the satisfaction of the Administrative Agent within 15 Business Days (provided that during such period the Borrower is diligently taking action to remedy such Unlawfulness Event), the Administrative Agent may by written notice to the Borrower declare that the Loans shall become immediately due and payable in whole or in part by the Borrower, provided that if the Unlawfulness Event relates to some but not all of the Collateral Vessels, the Borrower may prepay a portion of the Loans pursuant to Section 2.05(a) in such amount as is required such that, following such payment, no BB Event and no DSCR Cash Sweep would be continuing (for these purposes, not taking into account the Collateral Vessel(s) the subject of the Unlawfulness Event).

(f) Application of Mandatory Prepayments. Any repayment or Prepayment under Section 2.06(c) to (e) (inclusive) shall be applied, pro rata and pari passu, to repay the outstanding principal of the Term Loan and the outstanding principal under any other Program Debt Document (provided that if any relevant Secured Party thereunder elects not to receive such amounts, such amounts shall be applied to repay the outstanding principal of the Term Loan under this Agreement pro rata to the remaining installments).

SECTION 2.07 [Reserved].

SECTION 2.08 Interest.

(a) Interest Rates. Subject to paragraphs (b) and (e) of this Section, each Loan shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period therefor plus the Margin.

(b) Default Interest. If any amount payable by any Obligor under this Agreement or any other Loan Document (including principal of any Loan, interest, fees and other amount) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the applicable Default Rate. Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all Loans outstanding hereunder at a rate per annum equal to the applicable Default Rate.

(c) Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Rate Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(d) Interest Computation. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e) Market Disruption. If in respect of any Interest Period (i) at or about 12:00 noon, London time, two Business Days prior to the commencement of such Interest Period the Screen Rate is not available, and there is no Reference Bank Rate, or (ii) before close of business in London on the Business Day prior to the commencement of such Interest Period, the Administrative Agent receives notifications from a Lender or Lenders (whose participations in the Loans exceed 35%) of the aggregate outstanding amount of all the Advances under the applicable Senior Secured Facility) that the cost to it or them of obtaining matching deposits in the interbank market would be in excess of LIBOR, then (in each case) the rate of interest on the relevant Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of: (x) the rate notified to the Administrative Agent by the relevant Lender(s) as soon as practicable and in any event by close of business on the first day of such Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender(s) of funding its or their participation in the Loans; and (y) the Margin.

(f) Modification and/or discontinuation of certain benchmarks. Without prejudice to any other provisions of this Agreement (including in particular this Section 2.08 and Section 9.02(b) (Amendments, Etc.), each Party acknowledges and agrees for the benefit of each other Party that:

(i) IBOR benchmarks (i) may be subject to methodological or other changes which could affect their value, or (ii) may not comply with applicable laws and regulations (including Regulation (EU) 2016/1011 of the European Parliament and of the Council, as amended (EU Benchmarks Regulation)) and/or (iii) may be permanently discontinued; and

(ii) the occurrence of any of the aforementioned events set out in (f)(i) above and/or events set out in Section 2.16 (Inability to Determine Rates) may have adverse consequences which may materially impact the economics of the financing transaction contemplated under this Agreement.

SECTION 2.09 Fees.

(a) Fee Letters. Fees (other than the Commitment Fee) shall be paid by the Borrower in the amount, in the manner and at the times agreed in the Fee Letters.

(b) Term Loan Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Term Lender a commitment fee on the daily average unused amount of the Term Loan Commitment of such Term Lender, for each day during the period from the Closing Date until the Term Loan Availability Termination Date, at a rate equal to 0.25% per annum (or, during any period where less than 50% of the aggregate Term Loan Commitments have been utilized, 0.50% per annum), accrued commitment fees to be payable on each Borrowing Date in respect of the Term Loan and upon any termination or expiry of the applicable Term Loan Commitments.

(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

(f) Fee Computation. All fees payable under this Section shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.

SECTION 2.10 Evidence of Debt. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Credit Extension made by such Lender. The Administrative Agent shall maintain the Register in accordance with Section 9.04(c). The entries made in the records maintained pursuant to this paragraph (a) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein. Any failure of any Lender or the Administrative Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Borrower under this Agreement and the other Loan Documents. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.

SECTION 2.11 Payments Generally; Several Obligations of Lenders.

(a) Payments by Borrower. All payments to be made by the Borrower hereunder and the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all such payments shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in immediately available funds not later than 2:00pm (New York City time) on the date specified herein. All amounts received by the Administrative Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. The Administrative Agent will apply such amounts in accordance with the Intercreditor Agreement.

(b) Application of Insufficient Payments. Subject to Section 4.02 of the Intercreditor Agreement, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) Several Obligations of Lenders. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participations or to make its payment under Section 9.03(c).

SECTION 2.12 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) [reserved], or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.13 Compensation for Losses. In the event of (a) the payment of any principal other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) [reserved], (c) the failure for any reason to borrow, convert, continue or prepay any amount of any Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Loan or part of a Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest (as reasonably determined by such Lender) that would have accrued on the principal amount of such Loan had such event not occurred, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Indemnified Taxes, Other Taxes and Excluded Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.15 Taxes.

(a) Defined Terms. For purposes of this Section, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall to the extent legally able to do so, use reasonable efforts to deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, (i) nothing herein shall obligate any Lender to disclose any confidential information in connection therewith and (ii) the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.16 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

If (i) a Benchmark Replacement Date has occurred and the applicable Benchmark Replacement on such Benchmark Replacement Date is a Benchmark Replacement other than the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, (ii) subsequently, the Relevant Governmental Body recommends for use a forward-looking term rate based on SOFR and the Borrower requests that the Administrative Agent review the administrative feasibility of such recommended forward-looking term rate for purposes of this Agreement and (iii) following such request from the Borrower, the Administrative Agent determines (in its sole discretion) that such forward looking term rate is administratively feasible for the Administrative Agent, then the Administrative Agent may (in its sole discretion) provide the Borrower and Lenders with written notice that from and after a date identified in such notice: (i) a Benchmark Replacement Date shall be deemed to have occurred, the Benchmark Replacement on such Benchmark Replacement Date shall be deemed to be a Benchmark Replacement determined in accordance with clause (1) of the definition of “Benchmark Replacement” under this Section titled “Benchmark Replacement Setting”; provided, however, that if upon such Benchmark Replacement Date the Benchmark Replacement Adjustment is unable to be determined in accordance with clause (1) of the definition of “Benchmark Replacement” and the corresponding definition of “Benchmark Replacement Adjustment”, then the Benchmark Replacement Adjustment in effect immediately prior to such new Benchmark Replacement Date shall be utilized for purposes of this Benchmark Replacement (for avoidance of doubt, for purposes of this proviso, such Benchmark Replacement Adjustment shall be the Benchmark Replacement Adjustment which was established in accordance with the definition of “Benchmark Replacement Adjustment” on the date determined in accordance with clauses (1) or (2), as applicable, of the definition of “Benchmark Replacement Date” hereunder) and (ii) such forward looking term rate shall be deemed to be the forward looking term rate referenced in the definition of “Term SOFR” for all purposes hereunder or under any Loan Document in respect of any Benchmark setting and any subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. For the avoidance of doubt, if the circumstances described in the immediately preceding sentence shall occur, all applicable provisions set forth in this Section titled “Benchmark Replacement Setting” shall apply with respect to such election of the Administrative Agent as completely as if such forward-looking term rate was initially determined in accordance with clause (1) of the definition of “Benchmark Replacement”, including, without limitation, the provisions set forth in clauses (b) and (f) of this Section titled “Benchmark Replacement Setting.”.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any Benchmark Replacement Date and the related Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section titled “Benchmark Replacement Setting” may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section titled “Benchmark Replacement Setting,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section titled “Benchmark Replacement Setting.”.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the London interbank offered rate or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (ii) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to USD LIBOR (or any other Benchmark) or have the same volume or liquidity as did USD LIBOR (or any other Benchmark), (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section titled “Benchmark Replacement Setting” including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (c) above or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section titled “Benchmark Replacement Setting.”.

(f) Certain Defined Terms.

As used in this Section titled “Benchmark Replacement Setting”:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section titled “Benchmark Replacement Setting.”.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section titled “Benchmark Replacement Setting.”.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)

the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)

for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent: (a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; (b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)

for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities; provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)

in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such

Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of the following:

(1)

a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)	the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor of zero.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

SECTION 2.17 [Reserved].

SECTION 2.18 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender (x) requests Borrower to repay its Loans in full pursuant to Section 2.06(b), (y) requests compensation under Section 2.14, or (z) requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate the illegality contemplated by Section 2.06(b) or eliminate or reduce amounts payable pursuant to Section 2.14 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement and Termination of Lenders. If (x) any Lender requests (A) Borrower to repay its Loans in full pursuant to Section 2.06(b) or (B) compensation under Section 2.14, or (y) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any

Governmental Authority for the account of any Lender pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (I) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.15) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (II) prepay such Lender’s Loans in full and permanently reduce the Commitments by the amount of such payment; provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law and such Lender shall have satisfied any know your customer requirements of such Lender in connection with such assignment as required by Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Notwithstanding anything in this Section to the contrary, in the event that a Lender acts as the Administrative Agent, such Lender may not be replaced hereunder except in accordance with the terms of Section 8.06.

SECTION 2.19 [Reserved].

SECTION 2.20 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.02(b).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, [reserved]; third, [reserved]; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, [reserved]; sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Commitment Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to paragraph (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.21 Increases in Commitments.

(a) Request for Increase. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders), request an increase in the Term Loan Commitments (each such increase, an “Incremental Commitment”); provided that any such request for an increase shall (i) be in a minimum amount of $20,000,000 (or such lesser amount as may be approved by the Administrative Agent) and (ii) not result in the aggregate amount of the Loan Secured Obligations and the Additional Secured Obligations referred to in the Intercreditor Agreement to exceed the maximum amount permitted thereunder.

(b) Incremental Lenders. An Incremental Commitment may be provided by any existing Lender or other Person that is an Eligible Assignee and is not a Person of the type described in Section 9.04(b)(iv) (each such existing Lender or other Person that agrees to provide an Incremental Commitment, an “Incremental Lender”). Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to increase its Commitment, or to provide a Commitment, pursuant to this Section and any election to do so shall be in the sole discretion of such Lender.

(c) Terms of Incremental Commitments. The Administrative Agent and the Borrower shall determine the effective date for such increase pursuant to this Section (an “Incremental Commitment Effective Date”) and, if applicable, the final allocation of such increase among the Persons providing such increase; provided that such date shall be a Business Day at least 10 Business Days after delivery of the request for such increase (unless otherwise approved by the Administrative Agent) and at least 30 days prior to the Maturity Date.

In order to effect such increase, the Borrower, the applicable Incremental Lender(s) and the Administrative Agent (but no other Lenders or Persons) shall enter into one or more Joinder Agreements, each in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which the applicable Incremental Lender(s) will provide the Incremental Commitment(s).

Effective as of the applicable Incremental Commitment Effective Date, subject to the terms and conditions set forth in this Section, each Incremental Commitment shall be a Term Loan Commitment (and not a separate facility hereunder), each Incremental Lender providing such Incremental Commitment shall be, and have all the rights of, a Term Lender for all purposes of this Agreement.

(d) Conditions to Effectiveness. Notwithstanding the foregoing, the increase in the Commitments pursuant to this Section shall not be effective with respect to any Incremental Lender unless:

(i) no Default or Event of Default shall have occurred and be continuing on the Incremental Commitment Effective Date and after giving effect to such increase;

(ii) the representations and warranties contained in this Agreement are true and correct on and as of the Incremental Commitment Effective Date and after giving effect to such increase, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii) the Administrative Agent shall have received one or more Joinder Agreements contemplated above, providing for Incremental Commitments in the amount of such increase, and satisfied all know your customer requirements (including any know your customer requirements of the Security Trustee) in respect of such Incremental Lender; and

(iv) the Administrative Agent shall have received such legal opinions and other documents reasonably requested by the Administrative Agent in connection therewith.

As of such Incremental Commitment Effective Date, upon the Administrative Agent’s receipt of the documents required by this paragraph (d), the Administrative Agent shall record the information contained in the applicable Joinder Agreement(s) in the Register and give prompt notice of the increase in the Commitments to the Borrower and the Lenders (including each Incremental Lender).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the other parties (excluding any other Obligors) to enter into this Agreement, the Borrower represents and warrants with respect to itself and each other Obligor to each other party hereto (excluding any other Obligors) that as of the Restatement Date, (other than in respect of the representation and warranty set forth is Section 3.13) each Borrowing Date and, in respect of the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.06, 3.07, 3.08, 3.09, 3.11, 3.12, 3.16, 3.17, 3.21, 3.22, 3.27, 3.29, 3.30. 3.32, 3.33, 3.34 and 3.35, on each Payment Date:

SECTION 3.01 Status. (a) Each Obligor is a corporation, duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, or in relation to any applicable Vessel Owner, Singapore (or such other jurisdiction as may be acceptable to the Administrative Agent), and (b) each Obligor has the power to own its assets and carry on its business as it is being conducted.

SECTION 3.02 Powers and authority. Each Obligor has the power to enter into and perform, and has taken all necessary action to authorize the entry into and performance of, the Loan Documents to which it is or will be a party and the transactions contemplated by those Loan Documents.

SECTION 3.03 Legal validity. The obligations expressed to be assumed by each Obligor in each Loan Document to which it is a party are legal, valid, binding and enforceable obligations, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04 Non-conflict. The entry into and performance by each Obligor of, and the transactions contemplated by, the Loan Documents to which it is a party do not conflict in any material respect with: (a) any law or regulation applicable to it; (b) its constitutional documents; or (c) any document which is binding upon it or any of its assets that, in the case of this clause (c), would reasonably be expected to cause a Material Adverse Effect.

SECTION 3.05 No default. (a) No Default is continuing or will result from the execution of, or the performance of any transaction contemplated by, any Loan Document. (b) No other event is outstanding which constitutes a default under any document which is binding on any Obligor or any of its assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

SECTION 3.06 Authorizations. All authorizations required by each Obligor in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Loan Documents have been obtained or effected (as appropriate) and are in full force and effect, or, in the case of the registration of any Mortgage in respect of a Collateral Vessel that is the subject of a Loan on a Borrowing Date, shall be promptly obtained or effected following such Borrowing Date and within the period prescribed by the Applicable Law.

SECTION 3.07 Financial statements . The audited consolidated financial statements of the Guarantor most recently delivered to the Administrative Agent (or, until delivery of the first audited financial statements, the Original Financial Statements) together with any other financial information of the Guarantor supplied to the Administrative Agent by the Borrower or the Guarantor: (a) have been prepared in accordance with GAAP, consistently applied; (b) have been audited in accordance with GAAP; and (c) fairly represent its financial condition (consolidated, if applicable) as at the date to which they were drawn up, except, in each case, as disclosed to the contrary in those financial statements or other information.

SECTION 3.08 No misleading information. (a) Any factual information provided in writing (“Written Factual Information”) by or on behalf of any Obligor in connection with the Loan Documents or any Collateral Vessel (other than forward looking information and information of a general economic or industry specific nature) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated; (b) any financial projections contained in the Written Factual Information were prepared on the basis of recent historical information and on the basis of reasonable assumptions believed by such Obligor to be reasonable at the time made and reflect such Obligor’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period (it being recognized by the Administrative Agent that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Obligors’ control, that no assurance can be made that any particular projection will be realized, that actual results may differ from projected results and that such differences may be material); and (c) to the best of the knowledge and belief of the Obligors, nothing has occurred and no information has been given or withheld that results in the information contained in the Written Factual Information, taken as a whole, being untrue or misleading in any material respect.

SECTION 3.09 No Material Adverse Effect. There has been no Material Adverse Effect since the date of the Original Financial Statements.

SECTION 3.10 Litigation. No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including, but not limited to, investigative proceedings) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any Obligor.

SECTION 3.11 Pari passu ranking. Each Obligor’s payment obligations under the Loan Documents rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

SECTION 3.12 Taxes. Each Obligor has filed all Tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its Taxes which are due and payable, except such Taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been established, and except where failure to file such returns or pay such Taxes, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.13 Taxes on payments. Assuming for these purposes that no Lender is based or conducting business in the Republic of the Marshall Islands or Hong Kong, all amounts payable by any Obligor to the Administrative Parties under the Loan Documents and the Related Contracts may be made without any deduction or withholding for any Taxes.

SECTION 3.14 Stamp duties. Except as notified in writing to by the Administrative Agent by any Obligor, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Loan Document or Related Contract.

SECTION 3.15 Environment. Except as may already have been disclosed by the Borrower in writing to the Administrative Agent: (a) each Vessel Owner and its Environmental Representatives have, without limitation, complied with the provisions of all applicable Environmental Laws in relation to each Collateral Vessel in all material respects; (b) each Vessel Owner and its Environmental Representatives have obtained all requisite Environmental Approvals in relation to each Collateral Vessel and are in compliance with such Environmental Approvals; (c) no Vessel Owner or any of their Environmental Representatives have received notice of any Environmental Liability in relation to a Collateral Vessel which alleges that a Vessel Owner is not in compliance in all material respects with applicable Environmental Laws in relation to such Collateral Vessel or Environmental Approvals in relation to such Collateral Vessel; (d) there is no Environmental Liability in relation to any Collateral Vessel pending or, to the knowledge of the Borrower, threatened which is such that a first class Vessel Owner or operator of vessels such as the Collateral Vessels, making all due enquiries and complying in all respects with its obligations under the ISM Code, ought to have known about; and (e) there has been no release of Hazardous Materials by or in respect of any Collateral Vessel about which a first class borrower or operator of vessels such as the Collateral Vessels making all due enquiries and complying in all respects with its obligations under the ISM Code ought to have known about.

SECTION 3.16 Security Interests. No Security Interest exists over any Obligors’ assets which would cause a breach of Section 6.01.

SECTION 3.17 Security Assets. Each Obligor is solely and absolutely entitled to the Security Assets over which it has or will create any Security Interest pursuant to the Security Documents to which it is, or will be, a party and there is no agreement or arrangement, under which it is obliged to share any proceeds of or derived from such Security Assets with any third party.

SECTION 3.18 Collateral Vessel. (a) Each Collateral Vessel is operational, seaworthy and fit for service and is registered in the name of the applicable Vessel Owner at the relevant registry in the Approved Flag State; and (b) except as approved by the Administrative Agent (acting on the instructions of the Required Lenders), there are no arrangements under which Earnings of any Collateral Vessel may be shared with anyone else.

SECTION 3.19 ISM Code and ISPS Code compliance. In respect of each Collateral Vessel, the relevant Vessel Owner is in compliance with the ISM Code and ISPS Code in respect of that Collateral Vessel in all material respects.

SECTION 3.20 No amendments to Related Contracts. Other than as notified to and agreed by the Administrative Agent in writing, there have been no material amendments to any of the Obligatory Insurance or Management Agreements, and the copies of the Eligible Charters and Charter Guarantees provided to the Administrative Agent prior to the Closing Date are correct and complete (and there have been no material amendments thereto) as of the Closing Date.

SECTION 3.21 Money Laundering. Neither any Borrowings hereunder nor the performance of any of the Obligors’ respective obligations under the Loan Documents or Related Contracts will involve any breach by the Obligors or any of their respective Subsidiaries of any money laundering statutes of any jurisdictions where the Obligors or any of their respective Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”).

SECTION 3.22 Anti-Corruption and Sanctions. (a) Each Obligor is conducting and will continue to conduct its business in compliance with Anti-Money Laundering Laws and Anti-Corruption Laws; (b) each Obligor has implemented, maintained, and will continue to maintain in effect policies and procedures to ensure its compliance and the compliance by its directors, officers, employees, and agents, with Anti-Money Laundering Laws and Anti-Corruption Laws; (c) none of the

Obligors or any of their subsidiaries is, or, to the knowledge of the Obligors, is owned or controlled by, a Sanctioned Person, or located, organized, or resident in a Sanctioned Jurisdiction; (d) no proceeds of the Program Debt will be made available, directly or indirectly, to or for the benefit of, or used to fund any activities with or business of a Sanctioned Person, or in any country territory that, at the time of such funding, is the subject of Sanctions, or otherwise applied in a manner or for a purpose prohibited by Sanctions or Anti-Corruption Laws, or which would result in a violation of Sanctions by any person (including any person participating in the Program Debt, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise); (e) each Obligor and each of their Subsidiaries is in compliance with all Sanctions, is not, to the best of its knowledge and belief, under investigation for an alleged violation of Sanctions, and shall implement a policy for Sanctions in line with the requirements of this Agreement; (f) each Obligor and each of their Subsidiaries shall not fund all or part of any repayment required to be made pursuant to Program Debt out of proceeds directly or indirectly derived from any business, activities or transactions which would be prohibited by Sanctions or which would otherwise cause any person or a Finance Party to be in breach of Sanctions or to otherwise become the subject or target of Sanctions; and (g) each Obligor and each of their Subsidiaries shall not (and shall procure that no Charterer of any Collateral Vessel will) operate, possess, use, dispose of or otherwise deal with, or procure or allow the ownership, operation, possession, use, disposal of or any other dealing with, each Collateral Vessel or part thereof for any purpose or to any person which would violate or cause any Finance Party to violate, when and as applicable, any Sanctions, any anti-terrorism law or any anti-corruption law in each case applicable to it.

SECTION 3.23 Compliance with laws. To the best of the Borrower’s knowledge and belief, each Obligor is in compliance in all material respects with all laws and regulations applicable to it, including Anti-Corruption Laws and Anti-Money Laundering Laws and is not under investigation for an alleged violation thereof.

SECTION 3.24 Investments Company Act. No Obligor is required to register as an “investment company,” as defined in the United States Investment Company Act of 1940, as amended without reliance on Section 3(c)(1) and/or Section 3(c)(7) of the Investment Company Act. No Obligor is a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (commonly referred to as the “Volcker Rule”). In making this determination, the Borrower has made this determination on the basis that no Obligor falls within the definition of “investment company” in Section 3(a)(1) of the Investment Company Act, although other bases or exceptions may be available.

SECTION 3.25 Regulation U. No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board). No proceeds of the Program Debt will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

SECTION 3.26 Insolvency. (a) No Obligor is unable, nor admits or has admitted its inability, to pay its debts as such debts become due or has suspended making payments on any of its debts; (b) no Obligor, by reason of actual or anticipated financial difficulties neither has commenced, nor intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness; (c) the value of the assets of the Borrower is not less than its liabilities (taking into account contingent and prospective liabilities); (d) no moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any Obligors’ Indebtedness; and (e) no reorganization or liquidation of any Obligor has occurred.

SECTION 3.27 Immunity. (a) The execution by each Obligor of each Loan Document to which it is a party constitutes, and the exercise by it of its rights and performance of its obligations under each such Loan Document will constitute, private and commercial acts performed for private and commercial purposes; and (b) no Obligor will be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Loan Document.

SECTION 3.28 [Reserved].

SECTION 3.29 Jurisdiction and governing law. (a) Each of the following are legal, valid and binding under the Laws of each Obligor’s jurisdiction of incorporation: (i) its irrevocable submission under this Agreement to the jurisdiction of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof; (ii) its agreement that this Agreement is governed by the law of the State of New York; and (iii) its agreement not to claim any immunity to which it or its assets may be entitled; (b) Any judgment obtained in the State of New York will be recognized and be enforceable by the courts of each Obligor’s jurisdiction of incorporation, subject to any statutory or other conditions of such jurisdiction.

SECTION 3.30 Accounts. Except for the Charged Accounts, no Obligor (other than the Guarantor) has opened or instructed any other Person to open, any accounts.

SECTION 3.31 Charters. On each Borrowing Date, any Eligible Charter relating to a Collateral Vessel which is the subject of such Borrowing shall be in full force and effect.

SECTION 3.32 Ownership. The Borrower is a wholly owned Subsidiary of the Guarantor. Each Vessel Owner is a wholly owned Subsidiary of the Borrower. No Obligor (other than the Guarantor) has any Subsidiaries other than Subsidiaries which are themselves Obligors.

SECTION 3.33 Use of proceeds. The proceeds of the Program Debt will be used by the Borrower (a) to finance or refinance in part the acquisition of the Collateral Vessels purchased or to be purchased by the Vessel Owners; (b) for the general corporate purposes of the Borrower and the Guarantor.

SECTION 3.34 Special purpose representations. Except, in each case, with respect to the Guarantor (a) no Obligor has any employees; (b) no Obligor is a party to any contract or agreement with any person, or has conducted any business, or has otherwise created or incurred any liability to any person, other than in connection with the acquisition, chartering and disposition of the Security Assets, the making of Loans or otherwise as permitted by the Loan Documents and activities ancillary thereto; (c) no Obligor is a partner or joint venturer in any partnership or joint venture; and (d) each Obligor has complied in all material respects with all corporate and/or other legal formalities required by its certificate of incorporation, certificate of formation and by-laws, operating agreement, memorandum and articles of association, constitution or similar formation documents, as applicable, and as duly amended prior to the Closing Date, and by Applicable Law, including, among other things, the observance of all restrictions on activity and corporate or other legal form of each such entity’s organizational documents.

SECTION 3.35 Separateness. (a) The Borrower, on behalf of each Obligor (other than the Guarantor) represents that it conducts its business such that it is a separate and readily identifiable business from, and independent of, any Person that is not a Subsidiary, including the Guarantor and each seller under a Purchase Agreement and their respective affiliates (collectively, “Unrelated Parties”), and further covenants as follows:

(i) each Obligor (other than the Guarantor) observes all corporate formalities necessary to remain a legal entity separate and distinct from, and independent of, each Unrelated Party;

(ii) each Obligor (other than the Guarantor) maintains its assets and liabilities separate and distinct from those of each Unrelated Party other than the Borrower, and will not commingle its assets with those of any Unrelated Party other than the Borrower;

(iii) each Obligor (other than the Guarantor) maintains its accounts and funds separate and distinct from the accounts and funds of each Unrelated Party other than the Borrower and will receive, deposit, withdraw and disburses its funds separately from any funds of any Unrelated Party other than the Borrower;

(iv) each Obligor (other than the Guarantor) maintains records, books, accounts and minutes separate from those of any Unrelated Party;

(v) each Obligor (other than the Guarantor) conducts its own business in its own name, and not in the name of any Unrelated Party;

(vi) each Obligor (other than the Guarantor) maintains an arm’s-length relationship with its Affiliates;

(vii) each Obligor (other than the Guarantor) maintains separate financial statements from each Unrelated Party, or if part of a consolidated group, then it will be shown as a separate member of such group;

(viii) each Obligor (other than the Guarantor) pays its own liabilities and obligations out of its own funds, whether in the ordinary course of business or not, as a legal entity separate from each Unrelated Party, provided that liabilities and obligations of Vessel Owners may be paid by Borrower;

(ix) each Obligor (other than the Guarantor) uses separate stationery, invoices and checks from those of each Unrelated Party;

(x) each Obligor (other than the Guarantor) holds itself out as a separate entity, and shall correct any known misunderstanding regarding its status as a separate entity;

(xi) each Obligor (other than the Guarantor) has not agreed to pay or become liable for any Indebtedness of any Unrelated Party;

(xii) each Obligor (other than the Guarantor) has not held out that it is a division of any Unrelated Party, or that any Unrelated Party is a division of it;

(xiii) each Obligor (other than the Guarantor) has not induced any third party to rely on the creditworthiness of any Unrelated Party other than the Guarantor in order that such third party will be induced to contract with it;

(xiv) each Obligor (other than the Guarantor) has not entered into any transactions between it and any Unrelated Party that are more favorable to the Unrelated Party than transactions that the parties would have been able to enter into at such time on an arm’s-length basis with a non-affiliated third party, other than any agreements in effect on the Closing Date;

(xv) each Obligor (other than the Guarantor) observes all corporate or other procedures, including minimum capitalization requirements, required under applicable law and under its constitutive documents; and

(xvi) each Obligor’s (other than the Guarantor) directors acts in accordance with their duties at law and to exercise independent judgment, and shall not breach those duties or act solely in accordance with any direction, opinion, recommendation or instruction of any Unrelated Party in relation to the approval or rejection of, or the exercise of any voting power in relation to, any transaction approval requirements.

(b) The Borrower generally carries on its business and manages its affairs as an independent business separate and identifiable from the business of each Unrelated Party and any other person.

SECTION 3.36 Beneficial Ownership Certification. As of the Restatement Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

ARTICLE IV

CONDITIONS

SECTION 4.01 Initial Borrowing Date. The obligation of each Lender to make Credit Extensions under this Agreement (as amended and restated on the Restatement Date) is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance satisfactory to the Administrative Agent and each Lender, and shall only be required to the extent not already provided to the Administrative Agent on or prior to the Restatement Date):

(a) Loan Documents. Copies of counterparts of each of the following documents duly executed by all parties thereto:

(i) this Agreement;

(ii) the Intercreditor Agreement, together with an Additional Secured Debt Designation, a Reaffirmation Agreement and Intercreditor Joinder (as each such term is defined in the Intercreditor Agreement);

(iii) the Fee Letters;

(iv) any Intra Group Loan Agreement;

(v) the Share Pledge in respect of the Borrower (together, to the extent relevant, with any ancillary document required to be provided thereunder, including directors’ resignation letters and letters of authority, signed undated share transfer forms and irrevocable proxies);

(vi) the Account Charge(s) in respect of the Charged Accounts, along with each notice and acknowledgement of charge to the extent applicable;

(b) Corporate Documents. In respect of each of the Guarantor and the Borrower:

(i) a copy, certified by a duly authorized representative of such person to be a true, complete and up to date copy, of the constitutional documents of that person;

(ii) a copy, certified by a duly authorized representative of such person to be a true copy and as being in full force and effect and not amended or rescinded, of a resolution of the board of directors of such person:

(A) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party;

(B) authorizing a person or persons to execute and deliver, on behalf of that person, the Loan Documents to which it is party and any notices or other documents to be given pursuant thereto;

(iii) a copy, certified by a duly authorized representative of that person to be a true copy and as being in full force and effect and not amended or rescinded of the power of attorney (if any) issued by or on behalf of that person, and not amended or rescinded, authorizing the execution by the attorneys named therein of the Loan Documents to which it is a party; and

(iv) specimen signatures of the signatories of that person (including any attorney named in the power of attorney referred to in paragraph (iii) above), certified by an officer of that person.

(c) Service of Process. Evidence that the process agent specified in any of the Loan Documents by an Obligor has accepted its appointment in relation to the relevant Obligor.

(d) “Know your customer”.

(i) Each of the Finance Parties shall have received satisfactory information in order to satisfy their respective “know your customer” requirements.

(ii) To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this Section (ii) shall be deemed to be satisfied).

(e) Opinions.

(i) A due execution, capacity and enforcement legal opinion from Marshall Islands’ counsel as to matters of Marshall Islands’ law and, if applicable, Singapore counsel as to matters of Singapore’s law and/or such other counsel where any relevant Obligor may be incorporated in respect of matters of law in such jurisdiction.

(ii) If required, reliance letter(s) issued by Marshall Islands and/or Singapore counsel and/or such other counsel as may be relevant with respect to any previous legal opinion(s) issued on matters of law in such other jurisdiction.

(iii) A legal opinion from Milbank LLP as to matters of New York law, and if applicable, reliance letter(s) issued with respect to any previous legal opinion issued on such matters.

(iv) A due execution and capacity legal opinion from Bermudan counsel as to matters of Bermudan law, or if applicable, reliance letter(s) issued by Bermudan counsel with respect to any previous legal opinion issued on such matters.

(v) An enforceability legal opinion from Hong Kong counsel as to matters of Hong Kong law, or if applicable, reliance letter(s) issued by Hong Kong counsel with respect to any previous legal opinion(s) issued on such matters.

(vi) An enforceability legal opinion from British Columbian counsel as to matters of British Columbia law, or if applicable, reliance letter(s) issued by British Columbian counsel with respect to any previous legal opinion issued on such matters.

(vii) A second party opinion from Sustainalytics (acting through its entity Jantzi Research Inc. incorporated in Canada) as to the alignment of the Term Loan with the Sustainability Linked Loan Principles.

(f) Fees and Expenses. The Obligors shall have paid all fees, costs and expenses (including legal fees and expenses) agreed in writing to be paid by it to the Finance Parties in connection herewith (including pursuant to the Fee Letters) to the extent invoiced at least two (2) Business Days prior to closing (and, in the case of expenses, including legal fees and expenses), provided that any amounts not invoiced two (2) Business Days prior to closing shall be paid promptly, and not later than 10 days after, demand therefor.

(g) Representations and Warranties. The representations and warranties made in Article 3 are true and correct.

(h) No Default. No Default is outstanding or would result from such initial Borrowing.

(i) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request.

Without limiting the generality of Section 8.03(c), for purposes of determining satisfaction of the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Borrowing Date specifying its objection thereto.

SECTION 4.02 Conditions to Borrowings. The obligation of each Lender to make a Borrowing available (including its initial Borrowing) is additionally subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance satisfactory to the Administrative Agent and each Lender):

(a) Loan Documents and Related Contracts. Each of the following documents duly executed by all parties thereto, to the extent applicable:

(i) copy of the Borrowing Request;

(ii) to the extent such Borrowing is used to acquire a Collateral Vessel (any such Borrowing, a “Vessel Borrowing”), an original Mortgage (and evidence satisfactory to the Administrative Agent that such Mortgage has been or will be, immediately following the Borrowing, duly registered with applicable registry of the Approved Flag State) in respect of each relevant Collateral Vessel subject to the Borrowing (each a “Relevant Vessel”);

(iii) a copy (with originals to follow promptly following closing) of an executed Share Pledge in respect of each relevant Vessel Owner (each a “Relevant Vessel Owner”), together, to the extent relevant, with any ancillary document required to be provided thereunder, including directors’ resignation letters and letters of authority, signed undated share transfer forms and irrevocable proxies;

(iv) copies of each Intra Group Loan Agreement;

(v) solely in the case of a Vessel Borrowing, a copy (with originals to follow promptly following closing) of the Intercreditor Joinder (Grantor) (as such term is defined in the Intercreditor Agreement) in respect of each Relevant Vessel Owner;

(vi) solely in the case of a Vessel Borrowing, a copy (with originals to follow promptly following closing) of an executed Account Charge in respect of each relevant Vessel Owner Account, where applicable;

(vii) solely in the case of a Vessel Borrowing, a copy (with originals to follow promptly following closing) of an executed General Assignment in respect of each Relevant Vessel;

(viii) solely in the case of a Vessel Borrowing, a copy (with originals to follow promptly following closing) of an executed Deed of Covenant in respect of each Relevant Vessel, where applicable;

(ix) solely in the case of a Vessel Borrowing, a certified copy of the Management Agreement in respect of each Relevant Vessel;

(x) solely in the case of a Vessel Borrowing, an original Management Agreement Assignment in respect of each Relevant Vessel;

(xi) solely in the case of a Vessel Borrowing, an original Manager’s Undertaking;

(xii) solely in the case of a Vessel Borrowing, an original Insurances Assignment in respect of each Relevant Vessel;

(xiii) solely in the case of a Vessel Borrowing, a certified copy of any Eligible Charter in respect of each Relevant Vessel, where applicable;

(xiv) solely in the case of a Vessel Borrowing, a certified copy of any Charter Guarantee in respect of each Relevant Vessel, where applicable;

(xv) solely in the case of a Vessel Borrowing, a certified copy of the Purchase Agreement in respect of each Relevant Vessel, along with each of the documentary conditions precedent set out therein to the extent requested by the Administrative Agent;

(xvi) solely in the case of a Vessel Borrowing, a copy of the Bill of Sale and the protocol of delivery and acceptance in respect of each Relevant Vessel (and evidence satisfactory to the Administrative Agent that, to the extent required, such documents have been or will be, immediately following the Borrowing, duly registered with applicable registry of the Approved Flag State); and

(xvii) executed copies (with originals to follow promptly following closing) of all notices and acknowledgments of assignment required to be served under each Security Document referred to above, provided that any acknowledgements to be provided by any Person which is not a member of the Guarantor Group shall be permitted to be provided within fourteen (14) Business Days of the applicable Borrowing Date and the requirement to provide any acknowledgement from a Charterer shall be subject to the provisions of Section 5.24.

(b) Relevant Vessel documents. Certified copies of: (i) a classification certificate (including a confirmation of class or equivalent certificate) in respect of each Relevant Vessel showing each Relevant Vessel to be in class free from any overdue recommendation, condition or qualification affecting class or, in the event that this is not available, a faxed copy with a certified copy to follow as soon as practicable; (ii) a valid Safety Management Certificate for each Relevant Vessel; (iii) a valid Document of Compliance in respect of each Relevant Vessel; (iv) a valid International Ship Security Certificate for each Relevant Vessel; and (v) to the extent the applicable Relevant Vessel owner has or is required to have such certificate, the certificate listing all the potentially hazardous materials on board each Relevant Vessel.

(c) Obligatory Insurances.

(i) Certified copies of the Obligatory Insurances in respect of each Relevant Vessel; and

(ii) Fax or email confirmation from each broker and club concerned with the Obligatory Insurances of each Relevant Vessel that:

(A) the relevant cover is in effect;

(B) they will accept notice of assignment of the Obligatory Insurances in favor of the Security Trustee and execute an acknowledgement of the notice in the form reasonably acceptable to the Security Trustee;

(C) they will restrict their lien for unpaid premiums under any fleet policy to unpaid premiums in respect of such Relevant Vessel only;

(D) they will issue a letter of undertaking in the form provided for in the Insurances Assignment;

(E) they will accept endorsement of a loss payable clause on the policies in the form provided for in the Insurances Assignment (in the case of brokers and insurers other than clubs) or will note the interest of the Administrative Agent in the entry for the Relevant Vessel by way of a loss payable clause in their current standard form (in the case of clubs); and

(F) they are not aware of any mortgage, charge, assignment or other encumbrance affecting the Obligatory Insurances with which they are concerned (other than any previously disclosed by the Borrower or the Vessel Owner to the Administrative Agent in writing), or in form and substance satisfactory to the Administrative Agent’s insurance adviser.

(iii) Receipt by the Administrative Agent of a final insurance report prepared by BankServe Insurance Services Limited verifying Borrower’s compliance with the insurance requirements set forth in Section 5.26 and 5.27.

(d) Compliance Certificate. A Compliance Certificate signed by the Borrower and certifying, taking account of the proposed Borrowing: (i) the BB Ratio and that no BB Event will occur or is continuing (including confirmation as to any Excluded Collateral Vessels or exclusions of Asset Values due to any Concentration Limit Event); (ii) the DSCR Ratio and that no DSCR Cash Sweep Event will occur or is continuing; (iii) compliance with the Guarantor Financial Covenants; (iv) compliance with the Concentration Limit Requirements; and (v) compliance with the Hedging Requirement. Such Compliance Certificate will also attach appraisals in form and substance satisfactory to the Administrative Agent setting out (in reasonable detail) the Asset Value and Terminal Value of each Relevant Vessel.

(e) Borrower and Guarantor corporate documents. A bring-down certificate from each of the Borrower and the Guarantor in respect of the items referred to in Section 4.01(b) and, in the case of the Borrower’s bring-down certificate, certifying: (i) that no Default has occurred and is continuing; (ii) that the representations and warranties made in Article 3 shall be true and correct both before and after giving effect to the Borrowing; and (iii) to the Borrower’s knowledge, that the parties to any Eligible Charter in respect of each Relevant Vessel shall be in compliance with the requirements of such Eligible Charter.

(f) Relevant Vessel Owner and Manager corporate documents. In respect of each Relevant Vessel Owner and the Manager:

(i) a copy, certified by a duly authorized representative of such Person to be a true, complete and up to date copy, of the constitutional documents of that Person;

(ii) a copy, certified by a duly authorized representative of such Person to be a true copy and as being in full force and effect and not amended or rescinded, of a resolution of the board of directors of such Person:

(A) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party;

(B) authorizing a person or persons to execute and deliver, on behalf of that person, the Loan Documents to which it is party and any notices or other documents to be given pursuant thereto;

(iii) a copy, certified by a duly authorized representative of that person to be a true copy and as being in full force and effect and not amended or rescinded of the power of attorney (if any) issued by or on behalf of that person, and not amended or rescinded, authorizing the execution by the attorneys named therein of the Loan Documents to which it is a party; and

(iv) specimen signatures of the signatories of that person (including any attorney named in the power of attorney referred to in paragraph (c) above), certified by an officer of that person.

(g) Service of Process. Evidence that the process agent specified in any of the Loan Documents by an Obligor has accepted its appointment in relation to the relevant Obligor.

(h) “Know your customer”. Each of the Finance Parties shall have received satisfactory information in order to satisfy their respective “know your customer” requirements.

(i) Opinions.

(i) A due execution, capacity and enforcement legal opinion from Marshall Islands counsel as to matters of Marshall Islands’ law and/or from such other counsel as to matters of such other jurisdiction where any Obligor may be incorporated.

(ii) A legal opinion from Milbank LLP as to matters of New York law.

(iii) A legal opinion in relation to the registration and enforceability of the Mortgage (if applicable) under the laws of Hong Kong or the laws of such Approved Flag State, as may be applicable.

(j) Existing Security. If applicable, evidence in form and substance satisfactory to the Administrative Agent of the release and discharge of any existing mortgage or other Security Interest affecting any Relevant Vessel, or any other releases in connection with any interest which would or might otherwise, in the Administrative Agent’s opinion, adversely affect the security constituted by the Security Documents.

(k) Taxes. Evidence that any Taxes due and payable by the Borrower or any Relevant Vessel Owner in connection with the Relevant Vessel Owner’s purchase of the Relevant Vessel have been paid and discharged in full.

(l) Fees and Expenses. The Obligors shall have paid all fees, costs and expenses (including legal fees and expenses) invoiced at least two (2) Business Days prior to the applicable Borrowing Date and agreed in writing to be paid by it to the Finance Parties in connection herewith (including pursuant to the Fee Letters) to the extent due (and, in the case of expenses, including legal fees and expenses), provided that any amounts not invoiced two (2) Business Days prior to closing shall be paid promptly, and not later than 10 days after, demand therefor.

(m) No Default. No Default is outstanding or would result from the Borrowing Date.

(n) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request.

SECTION 4.03 [Reserved].

SECTION 4.04 Conditions to Restatement. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance satisfactory to the Administrative Agent and each Lender):

(a) Loan Restatement Documents. The Administrative Agent (or its counsel) shall have received from each party hereto executed counterparts of:

(i) this Agreement;

(ii) Intercreditor Agreement (as amended and restated on or about the date hereof);

(iii) the amendment agreement in respect of the Account Charge relating to the HK Collection Account, together with any and all notices and acknowledgements entered into in connection therewith; and

(iv) each of the Existing Program Debt Documents (as amended and restated on or about the date hereof).

(b) Security Confirmation. The Administrative Agent (or its counsel) shall have received from each of the Manager and any sub-managers, confirmations as to any existing security granted in connection with this Agreement and any other Secured Debt Documents.

(c) Fee Letters. Each of the Agent and the other Finance Parties party hereto shall have received from each other party thereto executed counterparts of any Fee Letters entered into in connection with this Agreement.

(d) Opinions. The Administrative Agent (or its counsel) and each Lender shall have received:

(i) a due execution, capacity and enforcement legal opinion from Marshall Islands’ counsel as to matters of Marshall Islands’ law, from Singapore counsel as to matters of Singapore law and/or from such other counsel as to matters of such other jurisdiction where any Obligor may be incorporated;

(ii) a legal opinion from Bermudan counsel as to matters of Bermudan law;

(iii) a legal opinion from Hong Kong counsel as to matters of Hong Kong law; and

(iv) a legal opinion from Milbank LLP as to matters of New York law.

(e) Corporate Documents. In respect of each of the Guarantor, the Borrower, each Vessel Owner and the Manager:

(i) a copy, certified by a duly authorized representative of such person to be a true, complete and up to date copy, of the constitutional documents of that person;

(ii) a copy, certified by a duly authorized representative of such person to be a true copy and as being in full force and effect and not amended or rescinded, of a resolution of the board of directors of such person:

(A) approving the terms of, and the transactions contemplated by, the Intercreditor Agreement and this Agreement and any other Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party;

(B) authorizing a person or persons to execute and deliver, on behalf of that person, the Loan Documents to which it is party and any notices or other documents to be given pursuant thereto;

(iii) a copy, certified by a duly authorized representative of that person to be a true copy and as being in full force and effect and not amended or rescinded of the power of attorney (if any) issued by or on behalf of that person, and not amended or rescinded, authorizing the execution by the attorneys named therein of the Loan Documents to which it is a party; and

(iv) specimen signatures of the signatories of that person (including any attorney named in the power of attorney referred to in paragraph (iii) above), certified by an officer of that person.

(f) “Know your customer”.

(i) Each of the Finance Parties shall have received satisfactory information in order to satisfy their respective “know your customer” requirements.

(ii) To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Restatement Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Restatement Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this Section (ii) shall be deemed to be satisfied).

(g) Fees and Expenses. The Obligors shall have paid all fees, costs and expenses (including legal fees and expenses) agreed in writing to be paid by it to the Finance Parties in connection herewith (including pursuant to the Fee Letters) to the extent invoiced at least two (2) Business Days prior to the Restatement Date (and, in the case of expenses, including legal fees and expenses), provided that any amounts not invoiced two (2) Business Days prior to the Restatement Date shall be paid promptly, and not later than 10 days after, demand therefor.

(h) Representations and Warranties. The representations and warranties made in Article 3 are true and correct.

(i) No Default. No Default is outstanding or would result from the Restatement Date.

(j) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request.

SECTION 4.05 Post-Restatement Items. Within 1 Business Day of the Restatement Date, the Administrative Agent shall have received evidence satisfactory to it that the Account Bank in respect of the Collection Account, has received and acknowledged receipt of, a copy of the Intercreditor Agreement (as amended and restated on or about the date hereof).

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements. The Borrower will furnish to the Administrative Agent and each Lender: (a) the audited consolidated financial statements of the Guarantor for each of its financial years ending after the Restatement Date; and (b) quarterly consolidated statements of the Guarantor for each quarter of each of their financial years ending after the Restatement Date. All financial statements must be supplied promptly after they are available and: (i) in the case of audited financial statements, within 180 days of the end of the relevant financial period; and (ii) in the case of quarterly financial statements, within 90 days of the end of the relevant financial period. The Borrower must ensure that each set of the financial statements supplied under this Agreement fairly represents in all material respects the financial condition (consolidated or otherwise) of the Guarantor as at the date to which those financial statements were drawn up, subject, in the case of interim financial statements, to year-end adjustments and the absence of footnotes. The Borrower must notify the Administrative Agent of any change to the basis on which the Guarantor’s audited financial statements are prepared. If requested by the Administrative Agent, the Borrower must supply or procure that the following are supplied to the Administrative Agent: (A) a full description of any change notified above; and (B) sufficient information to enable the Lenders to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Administrative Agent and the Lenders under this Agreement. If requested by the Administrative Agent, the Guarantor must enter into discussions for a period of not more than thirty (30) days with a view to agreeing to any amendments required to be made to this Agreement to place the Administrative Agent and the Lenders in the same position as it would have been in if the change had not happened. If no such agreement is reached on the required amendments to this Agreement, the Borrower must ensure that the Guarantor’s or its auditors certify those amendments; the certificate of the auditors will be, in the absence of manifest error, binding on all the Parties.

SECTION 5.02 Compliance Certificates. The Borrower will deliver to the Administrative Agent a Compliance Certificate certified by the Borrower and the Guarantor in the form set out in Exhibit B on the following dates:

(a) within 2 Business Days following each Determination Date;

(b) five (5) days prior to a Vessel Disposition and if any related Net Sale Proceeds shall be used by the Borrower in making a prepayment in accordance with this Agreement and Section 4.02(e) of the Intercreditor Agreement, as of the date of such prepayment; or

(c) the date of any Total Loss of a Collateral Vessel (as determined by the Administrative Agent and notified to the Borrower);

(d) five (5) days prior to a Vessel Substitution Date;

(e) upon the release of any Security Assets; and

(f) upon any Borrowing Date.

Each Compliance Certificate supplied by the Borrower and the Guarantor shall, amongst other things, set out (in reasonable detail) computations as to compliance with the financial covenants set forth in Section 6.09 below and the Concentration Limit Requirements and must be signed by an officer of the Guarantor.

SECTION 5.03 Valuation.

(a) The valuation of a Collateral Vessel shall be the mean average of two valuations each certified in Dollars and carried out by two of the Approved Valuers (without physical inspection of the relevant Collateral Vessel), reporting to the Administrative Agent by way of written reports in form and substance satisfactory to the Administrative Agent (acting reasonably) on the basis of a sale for prompt delivery of the Collateral Vessel for cash (free of Security Interests), on a without charter basis and at arm’s-length on normal commercial terms as between willing seller and buyer.

(b) There shall be deducted from any value or valuation produced in accordance with this Section 5.03 an amount equal to the sum of (i) the amount which is owing at such time plus (ii) the amount which is scheduled to become due prior to the due date of the next valuation pursuant to clause (d) of this Section 5.03, in each case under the foregoing clauses (b)(i) and (ii), solely to the extent such amount is secured on the Collateral Vessel concerned by any prior or equal ranking Security Interest (other than in favor of the Security Trustee to secure the Secured Obligations).

(c) Prior to each Borrowing Date in respect of the acquisition of one or more Collateral Vessels, the Borrower will procure a valuation in relation to each such Collateral Vessel, on the basis described in subsections 5.03(a) and (b) above.

(d) In respect of the Collateral Vessels, the Borrower will procure updated valuations on the basis described in this Section 5.03 every six months as of December 31 and June 30, provided that if a BB Event occurs and is not cured on the immediately succeeding Payment Date, the Borrower shall procure updated valuations on each Determination Date until such BB Event is cured. Such valuations shall be (or have been) used as the basis for determining the BB Ratio and shall be attached to each Compliance Certificate delivered pursuant to Section 5.02.

(e) The Borrower will procure in favor of the Administrative Agent and the Approved Valuers, all such information as they may reasonably require in order to effect such valuations.

(f) All valuations shall be at the expense of the Borrower.

(g) Any valuation under this Section 5.03 shall be binding and conclusive (save for manifest error).

SECTION 5.04 Access to Books and Records. Upon the request of the Administrative Agent, the Obligors shall provide the Administrative Agent and any of its representatives, professional advisors and contractors with access to, and permit inspection of, its books and records, in each case at reasonable times and upon reasonable notice; provided that unless an Event of Default has occurred and is continuing, such inspections shall not occur more than one time during any calendar year.

SECTION 5.05 Information—miscellaneous.

(a) Each of the Borrower and the Guarantor must supply to the Administrative Agent in sufficient copies (which may take the form of an electronic copy) for all the Lenders:

(i) information with respect to the Collateral Vessels reasonably requested by Administrative Agent and copies of any publicly available information regarding the Obligors;

(ii) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it and which would reasonably be expected, if adversely determined, to have a Material Adverse Effect;

(iii) promptly upon becoming aware of them, details of any claim, lawsuit, action, proceedings or investigation which are current, threatened or pending against it with respect to Sanctions; and

(iv) promptly on request (i) such further information, in sufficient copies for all the Lenders, regarding the financial condition and operations of the Obligors as the Administrative Agent or as the Lenders may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.

SECTION 5.06 Notification of Default.

(a) Unless the Administrative Agent has already been so notified, the Borrower must notify the Administrative Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b) Promptly on request by the Administrative Agent but not more often than once in any 3 month period, unless the Administrative Agent, acting reasonably, believes an Event of Default has occurred and is continuing (in which event the Administrative Agent shall specify the applicable Event of Default and shall be entitled to make such requests as and when it considers it appropriate to do so), the Borrower must supply to the Administrative Agent a certificate, signed by two (2) of its authorized signatories on its behalf, certifying that no Event of Default is continuing or, if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it.

SECTION 5.07 Know your customer checks.

(a) If:

(i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii) any change in the status of an Obligor after the date of this Agreement; or

(iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Administrative Agent or any Lender (or, in the case of Section 5.07(a)(iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Section 5.07(a)(iii), on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in Section 5.07(a)(iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents,

(b) Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(c) The Borrower shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender in order for the Administrative Agent or such Lender to refresh and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents, provided that the Borrower shall not be required to comply with any such request from the Administrative Agent or any Lender more than once in any twelve (12) month period.

SECTION 5.08 Use of websites. The Borrower acknowledges and agrees that any information under this Agreement may be delivered to a Lender (through the Administrative Agent) on to an electronic website if:

(a) the Administrative Agent and the Lender agree;

(b) the Administrative Agent appoints a website provider and designates an electronic website for this purpose;

(c) the designated website is used for communication between the Administrative Agent and the Lenders;

(d) the Administrative Agent notifies the Lenders of the address and password for the website;

(e) the information can only be posted on the website by the Administrative Agent; and

(f) the information posted is in a format agreed between the Borrower and the Administrative Agent.

The cost of the website shall be borne by the Borrower, subject to such cost being agreed by the Borrower beforehand. Any Lender may request, through the Administrative Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the designated website. The Borrower shall at its own cost comply with any such request within ten (10) Business Days.

SECTION 5.09 Authorizations. Each Obligor must promptly obtain, maintain and comply, in all material respects, with the terms of any authorization required under any Applicable Law to enable it to perform its obligations under, or for the validity or enforceability of, any Loan Document.

SECTION 5.10 Compliance with laws. Each Obligor must comply and must procure that the Manager complies in all material respects with all Applicable Laws to which it is subject.

SECTION 5.11 Pari passu ranking. Each Obligor must ensure that its payment obligations under the Loan Documents rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

SECTION 5.12 Place of business. Each Obligor must:

(a) establish and maintain a place of business in, and shall keep its corporate documents and records at any of, Hong Kong, the Republic of Singapore and Vancouver, or any of them, provided the Administrative Agent is satisfied that such establishment in such location does not adversely affect the validity, enforceability or effectiveness of any Loan Document and does not give rise to any requirement under any Applicable Law for a deduction for withholding Tax; and

(b) except with respect to the Guarantor, will not establish, or do anything as a result of which it would be deemed to have, a place of business in any other location other than Hong Kong, the Republic of Singapore or Vancouver without the consent of the Administrative Agent (acting on the instructions of the Required Lenders, such consent not to be unreasonably withheld or delayed).

SECTION 5.13 Security. Each Obligor:

(a) will procure that each Mortgage to which it is a party is, and continues to be, registered as a first priority mortgage on the registry of the relevant Approved Flag State;

(b) without prejudice to paragraph (a) will procure that the Mortgages and any other security conferred by it under any Security Document are registered as a first priority interest with the relevant authorities within the period prescribed by the Applicable Laws and is maintained and perfected with the relevant authorities;

(c) will at its own cost, use best efforts to ensure that any Loan Document to which it is a party validly creates the obligations and Security Interests which it purports to create; and

(d) without limiting the generality of paragraph (a) above, will at its own cost, promptly register, file, record or enroll any Loan Document to which it is a party with any court or authority, pay any stamp, registration or similar tax payable in respect of any such Loan Document, give any notice or take any other step which, in the reasonable opinion of the Administrative Agent, is or has become necessary for any such Loan Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

SECTION 5.14 Separateness Covenants. Each Obligor (other than the Guarantor) shall conduct its business such that it is a separate and readily identifiable business from, and independent of, any Unrelated Party, and further covenants as follows:

(a) Each Obligor (other than the Guarantor) will observe all corporate formalities necessary to remain a legal entity separate and distinct from, and independent of, each Unrelated Party;

(b) Each Obligor (other than the Guarantor) shall maintain its assets and liabilities separate and distinct from those of each Unrelated Party other than the Borrower, and will not commingle its assets with those of any Unrelated Party other than the Borrower;

(c) Each Obligor (other than the Guarantor) shall maintain its accounts and funds separate and distinct from the accounts and funds of each Unrelated Party other than the Borrower and will receive, deposit, withdraw and disburse its funds separately from any funds of any Unrelated Party other than the Borrower;

(d) Each Obligor (other than the Guarantor) shall maintain records, books, accounts and minutes separate from those of any Unrelated Party;

(e) Each Obligor (other than the Guarantor) shall conduct its own business in its own name, and not in the name of any Unrelated Party;

(f) Each Obligor (other than the Guarantor) shall maintain an arm’s-length relationship with its Affiliates;

(g) Each Obligor (other than the Guarantor) shall maintain separate financial statements from each Unrelated Party, or if part of a consolidated group, then it will be shown as a separate member of such group;

(h) Each Obligor (other than the Guarantor) shall pay its own liabilities and obligations out of its own funds, whether in the ordinary course of business or not, as a legal entity separate from each Unrelated Party, provided that liabilities and obligations of Vessel Owners may be paid by Borrower;

(i) Each Obligor (other than the Guarantor) shall use separate invoices and checks from those of each Unrelated Party;

(j) Each Obligor (other than the Guarantor) shall hold itself out as a separate entity, and correct any known misunderstanding regarding its status as a separate entity;

(k) Each Obligor (other than the Guarantor) shall not agree to pay or become liable for any Indebtedness of any Unrelated Party;

(l) Each Obligor (other than the Guarantor) shall not hold out that it is a division of any Unrelated Party, or that any Unrelated Party is a division of it;

(m) Each Obligor (other than the Guarantor) shall not induce any third party to rely on the creditworthiness or any Unrelated Party other than the Guarantor in order that such third party will be induced to contract with it;

(n) Each Obligor (other than the Guarantor) shall not enter into any transactions between it and any Unrelated Party that are more favorable to the Unrelated Party than transactions that the parties would have been able to enter into at such time on an arm’s-length basis with a non-affiliated third party, other than any agreements in effect on the Closing Date; and

(o) Each Obligor (other than the Guarantor) shall observe all corporate or other procedures required under applicable law and under its constitutive documents; and

(p) Each Obligor (other than the Guarantor) shall procure that each of its directors will act in accordance with their duties at law and to exercise independent judgment, and shall not in breach of those duties, act solely in accordance with any direction, opinion, recommendation or instruction of any Unrelated Party in relation to the approval or rejection of, or the exercise of any voting power in relation to, any transaction approval requirements.

SECTION 5.15 Registration of the Collateral Vessels. Each Obligor shall and procure that the Manager shall:

(a) procure and maintain the valid and effective provisional registration of the Collateral Vessels under the flag of an Approved Flag State and shall effect permanent registration of the Collateral Vessel within two months following the Borrowing Date, and shall ensure nothing is done or omitted by which the registration of the Collateral Vessels would or might be defeated or imperiled; and

(b) not change the name or port of registration of the Collateral Vessels without the prior written notice to the Administrative Agent.

SECTION 5.16 Classification and repair. Each Obligor will, and will procure that the Manager will:

(a) ensure that the Collateral Vessels are surveyed from time to time as required by the Classification Society in which that Collateral Vessel is for the time being entered and maintain and preserve each Collateral Vessel in good working order and repair, ordinary wear and tear excepted, and in any event in such condition as will entitle each to classification free of all recommendations or conditions against class that are not overdue;

(b) procure that all repairs to or replacement of any damaged, worn or lost parts or equipment shall be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Collateral Vessels;

(c) unless required to comply with clause (e) below, not remove any material part of any of the Collateral Vessels, or any item of equipment installed on any of the Collateral Vessels unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest (other than any Permitted Liens) or any right in favor of any person other than the Administrative Agent and becomes on installation on that Collateral Vessel the property of the relevant Vessel Owner and subject to the security constituted by the relevant Security Document(s) provided that such Vessel Owner may install and remove equipment owned by a third party if the equipment can be removed without any risk of material damage to a Collateral Vessel;

(d) ensure that each Collateral Vessel complies in all material respects with all Applicable Laws from time to time applicable to vessels registered under the laws and flag of the relevant Approved Flag State;

(e) not without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), cause or permit to be made any substantial change in the structure, type or performance characteristics of any of the Collateral Vessels and provide notification of such substantial changes in structure, type or performance characteristics of any of the Collateral Vessels to the Administrative Agent and, furthermore, provide confirmation to the Administrative Agent that such substantial change in structure, type or performance characteristics of any of the Collateral Vessels shall not result in a breach of any covenant under this Agreement; provided, however, that this Section 5.16(e) shall not apply to (i) modifications of any Collateral Vessel with respect to ballast water treatment systems, bulbous bows, and scrubbers provided that there is no reduction in the value of such Collateral Vessel, and (ii) mandatory modifications to any Collateral Vessel required by Applicable Law from time to time;

(f) maintain a safe sustainable and socially responsible policy with respect to dismantling of the Collateral Vessels;

(g) ensure that any Collateral Vessel controlled by it or sold to an intermediary with the intention of being scrapped prior to the Discharge of Secured Obligations, is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner, in accordance with the provisions of the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 (the “Hong Kong Convention”) and/or Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC, as applicable; and

(h) procure, with effect from the earlier of (i) December 31, 2020 and (ii) the date the Hong Kong Convention comes into force, obtain an Inventory of Hazardous Material in respect of the Collateral Vessel owned by it which shall be maintained until the Discharge of Secured Obligations. For the purposes of this clause, “Inventory of Hazardous Material” means a statement of compliance issued by the relevant Classification Society which includes a list of any and all materials known to be potentially hazardous present in a Collateral Vessel’s structure and equipment, also referred to as “List of Hazardous Materials” or “Green Passport”.

SECTION 5.17 Lawful and safe operation. Each Obligor will, and will procure that the Manager will:

(a) operate each Collateral Vessel and cause each Collateral Vessel to be operated in a manner consistent in all material respects with any and all laws, regulations, treaties and conventions (and all rules and regulations issued thereunder) from time to time applicable to that Collateral Vessel;

(b) not cause or permit any of the Collateral Vessels to trade with, or within the territorial waters of any country in which her safety could reasonably be expected to be imperiled by exposure to piracy, terrorism, arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize;

(c) not cause or permit any of the Collateral Vessels to be employed in any manner which will or may give rise to any reasonable degree of likelihood that such Collateral Vessel would be liable to requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize;

(d) not cause or permit any of the Collateral Vessels to be employed in any trade or business which is forbidden by international law or is illicit or in knowingly carrying illicit or prohibited goods;

(e) in the event of hostilities in any part of the world (whether war be declared or not) not cause or permit any of the Collateral Vessels to be employed in carrying any contraband goods and that she does not trade in any zone after it has been declared a war zone by any authority or by any of that Collateral Vessel’s war risks Insurers unless that Collateral Vessel’s Insurers shall have confirmed to the Borrower that such Collateral Vessel is held covered under the Obligatory Insurances for the voyage(s) in question; and

(f) not charter any of the Collateral Vessels or permit any of the Collateral Vessels to serve under any contract of affreightment with any foreign country or national of any foreign country which would be contrary to Applicable Law or would render any Loan Document or the security conferred by the Security Documents unlawful.

SECTION 5.18 Repair of the Collateral Vessels. No Obligor will and each Obligor will procure that the Manager will not, put any of the Collateral Vessels into the possession of any person for the purpose of work being done upon her beyond the amount of US$5,000,000 (or equivalent), other than for classification or scheduled dry docking unless such person shall have given an undertaking to the Administrative Agent not to exercise any lien on that Collateral Vessel or Obligatory Insurances for the cost of that work or otherwise.

SECTION 5.19 Arrests and liabilities. Each Obligor will, and will procure that the Manager will, at all times:

(a) pay and discharge all obligations and liabilities whatsoever which have given or may give rise to liens (other than Permitted Liens) on or claims enforceable against any of the Collateral Vessels and take all reasonable steps to prevent a threatened arrest of any of the Collateral Vessels;

(b) notify the Administrative Agent promptly in writing of the levy of either distress on any of the Collateral Vessels or her arrest, detention, seizure, condemnation as prize, compulsory acquisition or requisition for title or use and (save in the case of compulsory acquisition or requisition for title or use) obtain her release within thirty (30) days;

(c) pay and discharge when due all dues, taxes, assessments, governmental charges, fines and penalties lawfully imposed on or in respect of any of the Collateral Vessels or any Obligor except those which are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided or are and continue to be available) and provided that the continued existence of such dues, taxes, assessments, governmental charges, fines or penalties does not give rise to any reasonable degree of likelihood that any of the Collateral Vessels would be liable to arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize; and

(d) pay and discharge all other obligations and liabilities whatsoever in respect of any of the Collateral Vessels and the Obligatory Insurances except those which are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided or are and continue to be available) and provided that the continued existence of those obligations and liabilities in respect of any of the Collateral Vessels and the Obligatory Insurances does not give rise to any reasonable degree of likelihood that such Collateral Vessel would be liable to arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize and provided always that each Collateral Vessel remains properly managed and insured at all times in accordance with the terms of the Loan Documents.

SECTION 5.20 Environment. Each Obligor shall, and shall procure that the Manager shall, at all times:

(a) comply with all applicable Environmental Laws including, without limitation, requirements relating to the establishment of financial responsibility (and shall require that all Environmental Representatives of such Obligor comply with all applicable Environmental Laws and obtain and comply with all required Environmental Approvals, which Environmental Laws and Environmental Approvals relate to any of the Collateral Vessels or her operation or her carriage of cargo); and

(b) promptly upon the occurrence of any of the following events in relation to a Collateral Vessel, provide to the Administrative Agent a certificate of an officer of the Borrower or of the Borrower’s agents specifying in detail the nature of the event concerned:

(i) the receipt by the Borrower or any Environmental Representative (where the Borrower has knowledge of the receipt) of any Environmental Claim; or

(ii) any release of Hazardous Materials.

SECTION 5.21 Information regarding the Collateral Vessels. Each Obligor shall, and shall procure that the Manager shall, at all times:

(a) promptly notify the Administrative Agent of the occurrence of any accident, casualty or other event which has caused or resulted in or may cause or result in a Collateral Vessel being or becoming a Total Loss;

(b) promptly notify the Administrative Agent of any material requirement or recommendation made by any insurer or Classification Society or by any competent authority which is not complied with in a timely manner;

(c) if requested by the Administrative Agent (not more than once in any calendar year), provide the Administrative Agent with a schedule setting out and all intended dry dockings of any of the Collateral Vessels;

(d) promptly notify the Administrative Agent of any Environmental Claim being made in connection with any of the Collateral Vessels or its operation;

(e) promptly notify the Administrative Agent of any claim for breach of the ISM Code being made in connection with any of the Collateral Vessels or its operation;

(f) promptly notify the Administrative Agent of any claim for breach of the ISPS Code being made in connection with any of the Collateral Vessels or its operation;

(g) give to the Administrative Agent from time to time on request such information, in sufficient copies (which may take the form of electronic copies) for all the Lenders, as the Administrative Agent may reasonably request regarding any of the Collateral Vessels, her employment, position and engagements;

(h) provide the Administrative Agent with copies of the classification certificate of the Collateral Vessels and of all periodic damage or survey reports on any of the Collateral Vessels which the Administrative Agent may reasonably request;

(i) promptly furnish the Administrative Agent with full information of any casualty or other accident or damage to any of the Collateral Vessels involving an amount in excess of US$1,500,000 (or equivalent);

(j) give to the Administrative Agent and its duly authorized representatives reasonable access to any of the Collateral Vessels for the purpose of conducting on board inspections and/or surveys of such Collateral Vessel provided that (i) the Administrative Agent shall co-operate with the Borrower in respect of the timing for and the place where such surveys take place in order to minimize disruption to the activities of such Collateral Vessel, and (ii) unless a Default has occurred and is continuing or such on board inspection and/or survey demonstrates that a Default is continuing, such inspections and/or surveys shall (x) not occur more than one time during any calendar year and (y) not take place at the expense of the Borrower; and

(k) if the Administrative Agent reasonably believes an Event of Default may have occurred and the Administrative Agent specifies such Event of Default, furnish to the Administrative Agent from time to time upon reasonable request certified copies of the ship’s log in respect of any of the Collateral Vessels.

SECTION 5.22 Provision of further information. Each Obligor shall, and shall procure that the Manager shall, as soon as practicable following receipt of a request by the Administrative Agent, provide the Administrative Agent, with sufficient copies for all the Lenders, with any additional or further financial or other information relating to any of the Collateral Vessels, the Obligatory Insurances or to any other matter relevant to, or to any provision of, a Loan Document which the Administrative Agent may reasonably request. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

SECTION 5.23 Management. Each Obligor shall, and shall procure that the Manager shall, ensure that at all times:

(a) the relevant Collateral Vessel is managed by the Manager; and

(b) no Manager shall terminate or materially vary (or agree to materially vary) the terms of its management.

There shall be no change in the Manager or appointment of an alternative manager unless such replacement or alternative manager is a Manager and the terms of its appointment are approved by the Administrative Agent, and, simultaneously with its appointment, the management agreement with such manager is assigned to the Security Trustee and the manager enters into a Manager’s Undertaking, each on substantially the same terms as applicable to the previous manager, and such other documents and evidence of the kind referred to in Section 4.01 and Section 4.02 in respect of the management arrangements are provided in respect of such replacement management arrangements.

SECTION 5.24 Charters. Each Vessel Owner shall be entitled to let its Collateral Vessels, pursuant to an Eligible Charter or other Charter, provided always that each Vessel Owner complies with the terms of this Agreement and the other Loan Documents (including the Concentration Limit Requirements) and:

(a) if a Vessel Owner enters into a Charter in respect of a Collateral Vessel, it promptly notifies the Administrative Agent thereof;

(b) such Vessel Owner shall either promptly obtain the consent (if required) of the Charterer to the assignment of that Charter pursuant to the General Assignment or ensure that the terms of such Charter permit assignment of that Charter without consent;

(c) such Vessel Owner serves a notice of assignment upon the Charterer pursuant to the terms of the General Assignment and, if such Vessel Owner is party to a Charter with a term that exceeds twelve (12) months (including any extension options) such Vessel Owner shall obtain an acknowledgement from the Charterer (and such Vessel Owner shall use reasonable endeavors to obtain such acknowledgement in a signed writing as opposed to by email, which shall otherwise be acceptable if such Charterer refuses to provide such acknowledgement in a signed writing);

(d) Vessel Owners may only enter into bareboat or demise charters with Eligible Bareboat Charterers, as such term is defined in Schedule 2.02, and, prior to entering into any such bareboat or demise charter, the Borrower shall procure that a Charterer’s Undertaking is provided by the applicable Charterer (unless, after using commercially reasonable efforts to procure such Charterer’s Undertaking, the Borrower is unable to reach agreement with the relevant Charterer for the provision of such Charterer’s Undertaking and the Administrative Agent consents to the foregoing). In addition, the Borrower shall procure that any such bareboat or demise charter includes an undertaking from the Charterer to the effect that such Charterer will not permit the use or operation of the applicable Collateral Vessel (i) in any country or territory that at such time is the subject of Sanctions, or (ii) in any other manner that will result in a violation by any Person, the Finance Parties or any other person participating in the Program Debt (whether as underwriter, advisor, investor or otherwise) of Sanctions;

(e) Vessel Owners shall procure the prior written consent of the Administrative Agent for any charter where more than six (6) months charterhire is paid in advance;

(f) Vessel Owners shall procure the prior written consent of the Administrative Agent for any arrangement under which Earnings of any Collateral Vessel may be shared with anyone else; and

(g) Vessel Owners shall procure the prior written consent of the Administrative Agent for any charter with any Affiliate of the Guarantor or which is otherwise than on arm’s length terms.

SECTION 5.25 Termination of Eligible Charters. At all times until the Maturity Date, each Obligor shall advise the Administrative Agent of any of the following events:

(a) any breach (other than a technical breach which is cured promptly) by the relevant Charterer or the Vessel Owner of the terms of an Eligible Charter of which such Obligor becomes aware;

(b) the termination of an Eligible Charter by either the relevant Vessel Owner or the relevant Charterer; and

(c) as soon as it becomes aware of such event, the occurrence of an insolvency event of the nature referred to in Section 7.01(f), (g), (h) or (j) in respect of a Charterer.

SECTION 5.26 Scope of Obligatory Insurances. Each Vessel Owner will, or in the case of a Collateral Vessel subject to a Charter which is a demise or bareboat charter, shall procure that the Charterer of such Collateral Vessel will, in respect of each Collateral Vessel:

(a) at all times for a Collateral Vessel, keep that Collateral Vessel insured in the applicable Required Insurance Amount, in Dollars in the name of the relevant Vessel Owner or in the joint names of the Vessel Owner, the Charterer (if such Collateral Vessel is subject to a Charter which is a demise or bareboat charter), the Manager (except if such Collateral Vessel is subject to a Charter which is a demise or bareboat charter to a person not a member of the Guarantor Group), any crewing agents (except if the Collateral Vessel is subject to a Charter which is a demise or bareboat charter to a person not a member of the Guarantor Group) and (if the Administrative Agent so requires) the Security Trustee (provided that all such Persons, other than the Security Trustee, any third party crewing agents (outside the Guarantor Group) and, in respect of protection and indemnity liability insurances only, any crewing agents within the Guarantor Group, have provided an assignment of their interests in such insurances to the Security Trustee or, in the case of Collateral Vessels that are subject to a demise or bareboat charter, to the relevant Vessel Owner or the Security Trustee (provided further that in such cases, the terms of any assignment of insurances in favor of the relevant Vessel Owner shall expressly provide that the Vessel Owner shall assign its rights thereunder in favor of the Security Trustee, and the relevant Vessel Owner provides such onward assignment and assignment of its own interests in such insurances to the Security Trustee)) without the Administrative Agent or the Security Trustee being liable for but having the right to pay premiums, through brokers approved by the Administrative Agent against fire and usual marine risks (including hull and machinery and Excess Risks) with approved underwriters or insurance companies approved by the Administrative Agent and by policies in form and content approved by the Administrative Agent with a deductible which is a Required Deductible Amount or in an amount reasonably satisfactory to the Administrative Agent;

(b) at all times for a Collateral Vessel, keep that Collateral Vessel insured in the applicable Required Insurance Amount in the same manner as above against war risks (including risks of mines and all risks, whether or not regarded as war risks, London Blocking and Trapping Addendum and Lost Vessel clause, excepted by the free of capture and seizure clauses in the standard form of Lloyds marine policy) either:

(i) with underwriters or insurance companies approved by the Administrative Agent and by policies in form and content approved by the Administrative Agent; or

(ii) by entering the relevant Collateral Vessel in an approved war risks association,

and for the avoidance of doubt, such war risks insurance will include protection and indemnity liability up to at least the applicable Required Insurance Amount, excluding any liability in respect of death, injury or damage to crew, and shall include a deductible which is a Required Deductible Amount or in an amount reasonably satisfactory to the Administrative Agent;

(c) at all times for a Collateral Vessel, keep that Collateral Vessel entered in respect of her full value and tonnage in an approved protection and indemnity association against all risks as are normally covered by such protection and indemnity association (including pollution risks and the proportion not recoverable in case of collision under the running down clause inserted in the ordinary Lloyds policies), such cover for pollution risks to be for:

(i) a minimum amount of US$1,000,000,000 or such other amount of cover against pollution risks as shall at any time be comprised in the basic entry of each Collateral Vessel with either a protection and indemnity association which is an acceptable member of either the International Group of protection and indemnity associations (or any successor organization designated by the Administrative Agent for this purpose) or the International Group (or such successor organization) itself; or

(ii) if the International Group or any such successor ceases to exist or ceases to provide or arrange any cover for pollution risks (or any supplemental cover for pollution risks over and above that afforded by the basic entry of each Collateral Vessel with its protection and indemnity association), such aggregate amount of cover against pollution risks as shall be available on the open market and by basic entry with a protection and indemnity association for ships of the same type, size, age and flag as each respective Collateral Vessel, provided that, if any Collateral Vessel has ceased trading or is in lay up and in either case has unloaded all cargo, the level of pollution risks cover afforded by ordinary protection and indemnity cover available through a member of the International Group or such successor organization or, as the case may be, on the open market in such circumstances shall be sufficient for such purposes; and

(d) at all times for a Collateral Vessel, whenever any Collateral Vessel is trading to Japanese territorial waters and when so required by the Administrative Agent, maintain in full force and effect social responsibility insurance in respect of the Collateral Vessel with underwriters or insurance companies approved by the Administrative Agent and by policies in form and content approved by the Administrative Agent, provided always that a first class Vessel Owner or operator of vessels such as the Collateral Vessels would maintain and effect such social responsibility insurance.

SECTION 5.27 Obligatory Insurances. Without prejudice to its obligations under Section 5.26, each Vessel Owner will or, in the case of a Collateral Vessel subject to a Charter which is a demise or bareboat charter to a person who is not a member of the Guarantor Group, shall procure that the Charterer of such Collateral Vessel will:

(a) not without the prior consent of the Administrative Agent materially alter any Obligatory Insurance nor make, do, consent or agree to any act or omission which would or might render any Obligatory Insurance invalid, void, voidable or unenforceable or render any sum paid out under any Obligatory Insurance repayable in whole or in part;

(b) not cause or permit any Collateral Vessel to be operated or traded in any way inconsistent with the provisions or warranties of, or implied in, or outside the cover provided by, or which would trigger the exclusion clause (or similar) under, any Obligatory Insurance or to be engaged in any voyage or to carry any cargo not permitted by any Obligatory Insurances without first covering the relevant Collateral Vessel in the relevant Required Insurance Amount and her freights for an amount approved by the Administrative Agent in Dollars or another approved currency with the Insurers;

(c) duly and punctually pay when due all premiums, calls, contributions or other sums of money from time to time payable in respect of any Obligatory Insurance;

(d) renew all Obligatory Insurances at least three (3) days before the relevant policies or contracts expire and procure that the approved brokers and/or war risks and protection and indemnity clubs and associations shall promptly confirm in writing to the Administrative Agent as and when each renewal is effected;

(e) forthwith upon the effecting of any Obligatory Insurance, give written notice of the insurance to the Administrative Agent stating the full particulars (including the dates and amounts) of the insurance, and on request produce the receipts for each sum paid by it pursuant to paragraph (c) above;

(f) not settle, release, compromise or abandon any claim in respect of any Total Loss unless the Administrative Agent is satisfied that such release, settlement, compromise or abandonment will not prejudice the interests of the Finance Parties under or in relation to any Loan Document;

(g) arrange for the execution and delivery of such guarantees as may from time to time be required by any protection and indemnity or war risks club or association;

(h) procure that the interest of the Security Trustee is noted on all policies of insurance;

(i) procure that a loss payee provision in the form scheduled to the Insurances Assignment is endorsed on all policies of insurance relating to the Collateral Vessels;

(j) obtain from the relevant insurance brokers and P&I Club letters of undertaking in the forms scheduled to the Insurances Assignments; and

(k) in the event that the Vessel Owner (or, where applicable, the relevant Charterer of a Collateral Vessel which is subject to a Charter which is a demise or bareboat charter to a person who is not a member of the Guarantor Group) receives payment of any moneys under the Insurance Assignment, save as provided in the loss payable clauses scheduled to the Insurance Assignment, forthwith pay over the same to the Security Trustee and, until paid over, such moneys (to the extent they are held by an Obligor) shall be held in trust for the Security Trustee.

SECTION 5.28 Power of Administrative Agent to insure. If the Obligors (or, where applicable, the relevant Charterer(s) of a Collateral Vessel which is subject to a Charter which is a demise or bareboat charter to a person who is not a member of the Guarantor Group) fail to effect and keep in force Obligatory Insurances in accordance with this Agreement, it shall be permissible, but not obligatory, for the Administrative Agent to effect and keep in force insurance or insurances in the amounts required under this Agreement and entries in a protection and indemnity association or club and, if it deems necessary or expedient, to insure the war risks upon any Collateral Vessel, and the Borrower will reimburse the Administrative Agent for the costs of so doing.

SECTION 5.29 ISM Code. Each Vessel Owner shall, and shall procure that the Manager shall (or, in the case of a Collateral Vessel which is subject to a Charter which is a demise or bareboat charter to a person who is not a member of the Guarantor Group, shall procure that the Charterer of such Collateral Vessel shall):

(a) at all times be responsible for compliance by itself and by each Collateral Vessel with the ISM Code; and

(b) at all times ensure that:

(i) each Collateral Vessel has a valid Safety Management Certificate (as defined in the ISM Code);

(ii) each Collateral Vessel is subject to a safety management system (as defined in the ISM Code) which complies with the ISM Code; and

(iii) there is a valid Document of Compliance (as defined in the ISM Code), which is held on board the Collateral Vessel,

(c) and shall deliver to the Administrative Agent, a copy of a valid Safety Management Certificate and a valid Document of Compliance in respect of the relevant Collateral Vessel, in each case duly certified by an officer of the Borrower;

(d) promptly notify the Administrative Agent of any actual or, upon becoming aware of the same, threatened withdrawal of an applicable Safety Management Certificate or Document of Compliance;

(e) promptly notify the Administrative Agent of the identity of the person ashore designated for the purposes of paragraph 4 of the ISM Code and of any change in the identity of that person; and

(f) promptly upon becoming aware of the same notify the Administrative Agent of the occurrence of any material accident or major non-conformity (as defined in the ISM Code) requiring action under the ISM Code.

SECTION 5.30 ISPS Code. Each Obligor shall, and shall procure that the Manager shall or in the case of a Collateral Vessel subject to a Charter which is a demise or bareboat charter to a person who is not a member of the Guarantor Group, shall procure that the Charterer of such Collateral Vessel at all times shall:

(a) comply and be responsible for compliance by itself and by each Collateral Vessel with the ISPS Code; and

(b) ensure that:

(i) each Collateral Vessel has a valid International Ship Security Certificate;

(ii) each Collateral Vessel’s security system and its associated security equipment comply with section 19.1 of Part Appendix 1 of the ISPS Code;

(iii) each Collateral Vessel’s security system and its associated security equipment comply in all respects with the applicable requirements of Chapter XI-2 of SOLAS and Appendix 1 of the ISPS Code; and

(iv) an approved ship security plan is in place.

SECTION 5.31 Dry Docking. The Guarantor shall ensure that each Obligor shall meet all of that Obligor’s obligations with respect to the cost of scheduled dry docking in relation to the Collateral Vessel owned by such Obligor and that such costs are paid when due except those costs which are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided or are and continue to be available).

SECTION 5.32 Rating. If, following the Closing Date, the Obligors obtain a credit rating from a rating agency as required by any Program Debt, the Borrower shall, solely during the period for which such rating is required to be maintained by the applicable Program Debt, be required to maintain a rating with the relevant rating agency or any replacement rating agent selected by Borrower. For the avoidance of any doubt, the requirement to maintain a rating shall not be breached if the rating changes (upwards or downwards) and, if a rating is provided by a rating agency but, prior to its publication, the ratings process is withdrawn, the Borrower shall not be required to maintain such rating.

SECTION 5.33 Taxation.

(a) Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i) such payment is being contested in good faith;

(ii) in each case to the extent required by GAAP, adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Administrative Agent under Section 5.01; and

(iii) such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b) No Obligor (other than the Guarantor) may change its residence for Tax purposes except with the consent of the Administrative Agent, such consent not to be unreasonably withheld.

SECTION 5.34 Decarbonization Certificates

(a) The Borrower must supply to, or procure the supply to, the Administrative Agent on or before 10 Business Days prior to each Delta Test Date, in sufficient copies (which may take the form of an electronic copy) for the Lead Sustainability Coordinator and all Lenders:

(i) all Compliance Data in support of the Decarbonization Certificate to be delivered on the next in time Delta Test Date and such other information required by the Lead Sustainability Coordinator (requested by the Administrative Agent if so directed by or on behalf of the Lead Sustainability Coordinator) in order to populate the Draft DC (defined below) in accordance with sub-section 5.34(b), provided that where such Collateral Vessel is subject to a bareboat or demise charter with an Eligible Bareboat Charterer, the Borrower shall use reasonable efforts to obtain such Compliance Data from that Eligible Bareboat Charterer. Where the Borrower is unable to procure such Compliance Data after reasonable efforts, the Lead Sustainability Coordinator shall have reference to corresponding reasonable estimates for the applicable Delta Test Period obtained from a Classification Society at the Borrower’s cost, in place of any unavailable “Compliance Data” when calculating the AER and/or the Collateral Vessel Delta on the relevant Delta Test Date; and

(ii) the relevant extracts of the provisions of any Qualifying Charter Contract including a Sustainability Linked Charter Mechanism, certified by a Responsible Officer of the Borrower,

provided always that none of the Lenders shall publicly disclose such information delivered under this Section 5.34(a) with the identity of the relevant vessel without the prior written consent of the Borrower. For the avoidance of doubt, such information shall be “Confidential Information” for the purposes of Section 9.12 (Treatment of Certain Information; Confidentiality) but the Borrower acknowledges that, in accordance with the Poseidon Principles, such information will form part of the information published regarding each relevant Lender’s portfolio climate alignment, and provided further that if the Borrower fails to comply with the conditions set out in, or deliver when due any of the documents and/or items contemplated by, this Section 5.34, then no Default or Event of Default will result therefrom, and the only consequence shall be a pricing adjustment (if applicable) to the Margin as otherwise contemplated by this Agreement.

(b) Within 5 Business Days of receipt of the Compliance Data and any other information to be provided in accordance with Section 5.34(a) above, the Lead Sustainability Coordinator shall send to the Borrower, with a copy to the Administrative Agent, a draft (which may be in electronic form), of the populated Decarbonization Certificate to be delivered by the Borrower for the applicable Delta Test Period, on the next in time Delta Test Date ( “Draft DC”).

(c) Subject to any revisions and/or amendments to the Draft DC prepared by Lead Sustainability Coordinator pursuant to Section 5.34(b) above being prior agreed in writing between the Administrative Agent, the Lead Sustainability Coordinator and the Borrower (the “Amended Draft DC”), on or before 2 Business Days before such next in time Delta Test Date, the Borrower must supply to, or procure the supply to, the Administrative Agent in sufficient copies (which may take the form of an electronic copy) for the Lead Sustainability Coordinator and all Lenders, a completed Decarbonization Certificate for the applicable Delta Test Period, in a form reflective of either the Draft DC or Amended Draft DC, as applicable, and which is signed by a Responsible Officer of the Borrower.

(d) Notwithstanding anything in this Agreement to the contrary, the Lead Sustainability Coordinator shall not:

(i) have any duty to verify and/or confirm the accuracy of any information, calculations and/or other details (including but not limited to any Compliance Data provided to it in accordance with this Section 5.34) included and/or reflected in any Draft DC, Amended Draft DC and/or Decarbonization Certificate; and

(ii) shall not be liable to the Borrower or any other party for:

(A) any inaccuracies or errors in such information, calculations and/or other details (including but not limited to transposing any Compliance Data provided to it in accordance with this Section 5.34) included and/or reflected in any Draft DC, Amended Draft DC and/or Decarbonization Certificate; and/or

(B) any failure to deliver, or delay in delivering, a Draft DC to and/or any failure to agree, or delay in agreeing an Amended DC with, the Borrower and the Administrative Agent in accordance with this Section 5.34, if such failure and/or delay in delivering any Draft DC and/or agreeing any Amended DC, arises as a result of, or in connection with, the Borrower’s (x) failure to deliver and/or delay in delivering, any Compliance Data and/or other information required by the Lead Sustainability Coordinator and/or a Decarbonization Certificate, and/or (y) failure to agree, or delay in agreeing, any Amended DC, in each case in accordance with the terms of this Section 5.34, and the Borrower hereby confirms and acknowledges for the benefit of the Lead Sustainability Coordinator, that notwithstanding any of the provisions of this Agreement, the contents of any Decarbonization Certificate, signed by a Responsible Officer of the Borrower and delivered in accordance with this Section 5.34, shall be verified by the Borrower only, and shall be true and accurate in all material respects.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Security Interests. Each Obligor shall not, and each Obligor shall procure that the Manager does not, create or permit to subsist any Security Interest over the Obligatory Insurances or any other Security Assets or any Related Contract other than:

(a) Permitted Liens; or

(b) with the prior written consent of the Administrative Agent.

SECTION 6.02 Mergers. No Obligor (other than the Guarantor) shall enter into any amalgamation, demerger, merger or corporate reconstruction (other than intercompany mergers and amalgamations which would not otherwise lead to a contravention of this Agreement or any other Loan Document).

SECTION 6.03 Special Purpose Covenants. Unless otherwise stated, references to “Obligor” in this Section 6.03 shall be deemed, for this Section only, to exclude the Guarantor:

(a) No Obligor shall have any employees.

(b) No Obligor shall enter into any contract or agreement with any Person, or conduct any business, or otherwise create or incur any liability to any Person, other than in connection with the acquisition, chartering and disposition of the Security Assets, the making of Loans or otherwise as permitted by the Loan Documents and activities ancillary thereto.

(c) No Obligor shall incur any Indebtedness other than (i) Indebtedness normally associated with the day to day operation of the Collateral Vessels, or otherwise in the normal course of business, (ii) Indebtedness under the Related Contracts and the Loan Documents, (iii) Indebtedness under Intra Group Loans.

(d) No Obligor (other than the Guarantor) shall principally engage in any business other than the direct or indirect ownership, operation and chartering of container vessels and any business incidental or related thereto. The Guarantor shall not principally engage in any business other than the direct or indirect ownership, operation and chartering of seagoing vessels and any business incidental or related thereto.

(e) No Obligor shall own, or otherwise have title to, any deposit account or securities account other than the Charged Accounts.

(f) No Obligor shall create or own any Subsidiary except, in the case of the Borrower, any Vessel Owner.

(g) No Obligor shall be party to any Intra Group Loan Agreement unless the lender under such Intra Group Loan Agreement has fully subordinated its rights thereunder and provided certain other undertakings in accordance with Section 5.02 of the Intercreditor Agreement and, in no circumstances, shall the maturity date in respect of any such Intra Group Loan occur on or prior to the Maturity Date.

SECTION 6.04 Payment of dividends. No Obligor shall pay any dividends or make any other distributions (whether by loan or otherwise) to shareholders unless, (a) under Applicable Law and accounting principles in its jurisdiction of incorporation, it is entitled to pay such dividends or make such other distribution, and (b) no Default has occurred and is continuing.

SECTION 6.05 Vessel Substitutions. A Vessel Owner may not substitute a Collateral Vessel with one or more vessels (each a “Substitute Vessel”) unless such vessel substitution is completed subject to and in accordance with the following conditions:

(a) the Borrower provides notice thereof at least five (5) Business Days prior to the date that it wishes the Substitute Vessel to become a Collateral Vessel and the existing Collateral Vessel to be released as a Collateral Vessel;

(b) each Substitute Vessel satisfies the requirements for being a Collateral Vessel hereunder and, on the date on which it becomes a Collateral Vessel, the Administrative Agent shall receive all conditions precedent it would be entitled to receive under Article IV in form and substance satisfactory to the Administrative Agent;

(c) the Borrower provides a Compliance Certificate evidencing such substitution will not give rise to a Default, a Concentration Limit Event, a breach of the Guarantor Financial Covenants, a BB Event or a DSCR Cash Sweep Event, assuming for the purposes of the calculation of such requirements that the substitution had taken place, and no such event shall be continuing; and

(d) such Substitute Vessel shall become a Collateral Vessel on the same date as the existing Collateral Vessel ceases to be a Collateral Vessel for the purposes of the Loan Documents.

SECTION 6.06 Vessel Dispositions and Removals. A Vessel Owner may not sell or dispose of a Collateral Vessel (a “Vessel Disposition”) unless the Vessel Disposition is completed subject to and in accordance with the following conditions:

(a) the Administrative Agent shall have received five (5) Business Days’ prior written notice (a “Disposition Notice”) of any such Vessel Disposition from the Borrower, and such Disposition Notice shall specify the proposed date of the Vessel Disposition, the relevant Collateral Vessel subject of the Vessel Disposition, the proposed buyer, the purchase price, levels of cash deposit and/or letter of credit provided by or on behalf of the proposed buyer and the anticipated Net Sale Proceeds (it being acknowledged that such information may change);

(b) such Vessel Disposition shall not be permitted if, after giving effect to the application of the proceeds thereof, a Default, Concentration Limit Event, breach of the Guarantor Financial Covenants, BB Event or DSCR Cash Sweep Event would occur;

(c) such Vessel Disposition shall not be permitted at any time when a Default, a Concentration Limit Event, a breach of the Guarantor Financial Covenants, a BB Event or a DSCR Cash Sweep Event is continuing, unless such Vessel Disposition or the application of the proceeds thereof would cure such Default, Concentration Limit Event, breach of the Guarantor Financial Covenants, BB Event or DSCR Cash Sweep Event, as applicable; and

(d) the Administrative Agent shall have received no later than three (3) Business Days prior to the date of such Vessel Disposition a written confirmation from the Borrower:

(i) confirming that such Vessel Disposition is proceeding;

(ii) confirming the date on which such Vessel Disposition is scheduled to be completed (it being acknowledged that such date may change);

(iii) incorporating a representation and warranty from the Borrower in connection with the matters referred to in subsections (b), (c) and (d) above and certifying the BB Ratio and DSCR Ratio following such Vessel Disposition (including the supporting calculations).

In addition, a Vessel Owner may from time to time designate any Collateral Vessel to cease to be a Collateral Vessel, and thereby cause such Vessel to cease to be subject to the terms and conditions of this Agreement, so long as the Vessel Owner would be permitted pursuant to the above provisions to sell or dispose of such Collateral Vessel in circumstances where the proceeds thereof are zero, assuming that all references to any disposition of such Collateral Vessel pursuant to the above provisions referred instead to its removal as a Collateral Vessel.

SECTION 6.07 Year end. No Obligor shall change its financial year end except with prior notice to the Administrative Agent and, in the case of any Obligor other than the Guarantor, prior consent of the Administrative Agent (not to be unreasonably withheld or delayed).

SECTION 6.08 Related Contracts. Subject to Obligors’ right to release, substitute and dispose of Collateral Vessels, no Obligor shall take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which would, or could reasonably be expected to, cause any Obligatory Insurances or Management Agreement to cease to remain in full force and effect and shall use commercially reasonable efforts to procure that each other party to such Related Contract does not take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which would, or could reasonably be expected to, cause such Related Contract to cease to remain in full force and effect.

SECTION 6.09 Financial Covenants.

(a) Borrowing Base Ratio. If on any BB Test Date it is determined that a BB Event has occurred and is continuing, the Borrower shall, on the next Payment Date, prepay the Loan in accordance with Section 4.02(a)(viii) of the Intercreditor Agreement; provided that the Borrower shall be permitted to deposit or pledge Additional Security pursuant to Section 6.10 in an amount sufficient to ensure that a BB Event is not continuing after giving effect to such pledge or deposit.

(b) Debt Service Coverage Ratio. On any Test Date a DSCR Cash Sweep Event shall occur if the DSCR Ratio is less than 1.25:1.

(c) Consolidated Tangible Net Worth. The Guarantor must ensure that its Consolidated Tangible Net Worth always equals or exceeds four hundred and fifty million Dollars ($450,000,000).

(d) Gearing. The Guarantor must ensure that its Total Borrowings are always less than 65% of its Total Assets.

(e) Interest and Principal Coverage Ratio. The Guarantor must ensure that its Interest and Principal Coverage Ratio is always greater than or equal to 1.1:1.

(f) Guarantor Cross Default. The Guarantor must ensure its Indebtedness is paid when due (having due regard to any applicable grace period), provided that it shall not be a breach of this subsection if the Guarantor fails to pay its Indebtedness when due but the aggregate amount of such Indebtedness is less than $50,000,000 or its equivalent.

Each of the Guarantor Financial Covenants set forth in Sections 6.09(c) to (f) (inclusive) above shall be tested on each Determination Date by reference to each rolling twelve (12) month Measurement Period, and compliance shall be evidenced in the Compliance Certificates.

SECTION 6.10 Creation of Additional Security. The value of any additional security which the Borrower offers to provide pursuant to Section 6.09(a) will only be taken into account for the purposes of determining the BB Ratio if and when:

(a) that additional security, its value and the method of its valuation have been approved by the Administrative Agent (and, where required, the holders of any Additional Secured Debt), provided that (i) cash and (ii) any vessel which could be a Substitute Vessel (by meeting the criteria set forth in Section 6.05 and said conditions are met (other than, for the avoidance of doubt, the removal of any Collateral Vessel)), shall be approved additional security;

(b) a Security Interest over that security has been constituted in favor of the Security Trustee in an approved form and manner;

(c) the Loan Documents have been unconditionally amended in such a manner as the Administrative Agent and Borrower reasonably agree in consequence of that additional security being provided; and

(d) the Administrative Agent, or its duly authorized representative, has received such documents and evidence it may reasonably require in relation to that amendment and additional security including documents and evidence of the type referred to in Article IV in relation to that amendment and additional security and its execution and (if applicable) registration.

SECTION 6.11 No amendment to Related Contracts. No Obligor shall amend or agree to any material amendment to the Obligatory Insurances or the Management Agreements without the prior written consent of the Administrative Agent.

SECTION 6.12 Anti-corruption law. (a) Each Obligor and its Subsidiaries shall conduct their business in compliance with Anti-Corruption Laws; and (b) Each Obligor shall ensure that no proceeds of the Program Debt will be applied in a manner or for a purpose prohibited by Anti-Corruption Laws.

SECTION 6.13 Sanctions. (a) Each Obligor shall ensure that no proceeds of the Program Debt will be made available, directly or indirectly, to or for the benefit of, or used to fund any activities with or business of a Sanctioned Person, or in any country territory that, at the time of such funding, is the subject of Sanctions, or otherwise applied in a manner or for a purpose prohibited by Sanctions or Anti-Corruption Laws, or which would result in a violation of Sanctions by any person (including any person participating in the Program Debt, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise); (b) each Obligor and its Subsidiaries shall remain in compliance with all Sanctions and shall implement a policy for Sanctions in line with the requirements in this Agreement; (c) no Obligor nor their respective Subsidiaries shall fund all or part of any repayment required to be made pursuant to Program Debt out of proceeds directly or indirectly derived from any business, activities or transactions which would be prohibited by Sanctions or which would otherwise cause any Person or a Lender to be in breach of Sanctions or to otherwise become the subject or target of Sanctions; (d) no Obligor nor their respective Subsidiaries shall (and shall procure that no Charterer of any Collateral Vessel will) operate, possess, use, dispose of or otherwise deal with, or procure or allow the ownership, operation, possession, use, disposal of or any other dealing with, each Collateral Vessel or part thereof for any purpose or to any person which would violate or cause any Finance Party to violate, when and as applicable, any Sanctions, any anti-terrorism law or any anti-corruption law in each case applicable to it; and (e) no Obligor will permit the use or operation of any Collateral Vessel (i) in any country or territory that at such time is the subject of Sanctions, (ii) by a Sanctioned Person, or (iii) in any other manner that will result in a violation by any Person, the Finance Parties or any other person participating in the Program Debt (whether as underwriter, advisor, investor or otherwise) of Sanctions.

SECTION 6.14 Additional Secured Debt. Each Obligor shall ensure that the terms of any Program Debt Documents (or amendments thereto and restatements thereof) entered into after the date hereof (other than terms related to interest rates and fees), shall (i) not be on more beneficial terms to the relevant Secured Parties thereunder than the terms of the Loan Documents are to the Finance Parties, and (ii) if such Additional Secured Debt shall be of the same facility or debt instrument type as the Obligations arising hereunder, not amortize more quickly, or have a shorter term, than the Obligations (unless prior to the effectiveness of such Program Debt Document or its amendment and/or restatement, such amendments are made to the Loan Documents to ensure the terms of the Loan Documents are at least as favorable as the terms of the relevant Program Debt Documents).

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) any Obligor shall fail to pay any amount payable by it under the Loan Documents in the manner required under the Loan Documents, unless the non-payment is remedied within three Business Days of the due date;

(b) an Obligor shall fail to comply with any term of Sections 3.22, 5.26, 5.27(a), (b), (c) and (f), 6.01, 6.03, 6.09(c) to (e), 6.12 and 6.13;

(c) an Obligor shall fail to comply with any other term of the Loan Documents not already referred to in Section 7.01(b) above (excluding Section 5.34), unless the non-compliance: (i) is capable of remedy; and (ii) is remedied within thirty (30) days (or, in the case of Section 5.06(a), three (3) Business Days) of the earlier of (i) the date on which written notice of such failure is delivered to Guarantor and (ii) any Obligor having knowledge of such failure to comply;

(d) a representation made or repeated by an Obligor in any Loan Document or in any document delivered by or on behalf of the Obligor under any Loan Document is incorrect in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation: (i) are capable of remedy; and (ii) are remedied within thirty (30) days of the earlier of (i) the date on which written notice of such misrepresentation is delivered to Guarantor and (ii) any Obligor having knowledge of such misrepresentation;

(e) a BB Event shall occur and continue uncured for more than six (6) months;

(f) any of the following occurs in respect of an Obligor: (i) any of its Indebtedness is not paid when due (after the expiry of any originally applicable grace period); (ii) any of its Indebtedness: (A) becomes prematurely due and payable; or (B) is placed on demand; or (C) is capable of being declared by a creditor to be prematurely due and payable or being placed on demand, in each case, as a result of an event of default (howsoever described) and after the expiry of any applicable grace period; or (iii) any commitment for its Indebtedness is cancelled or suspended as a result of an event of default (howsoever described), unless, in the case of the Guarantor, the aggregate amount of Indebtedness falling within (i) to (iii) above is less than US$50,000,000 or its equivalent;

(g) any of the following occurs in respect of an Obligor: (i) it is deemed for the purposes of any Applicable Law to be, unable to pay its debts as they fall due or insolvent; (ii) it admits its inability to pay its debts as they fall due; (iii) it suspends making payments on any of its debts or announces an intention to do so; or (iv) a moratorium is declared in respect of any of its indebtedness, provided that if a moratorium occurs in respect of an Obligor, the ending of the moratorium will not remedy any Event of Default caused by the moratorium;

(h) any of the following occurs in respect of an Obligor: (i) any step is taken with a view to a moratorium, a composition, assignment or similar arrangement with any of its creditors; (ii) a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution to petition for or to file documents with a court for its winding-up, administration or dissolution or any such resolution is passed; (iii) any person presents a petition, or files documents with a court for its winding-up, administration or dissolution; (iv) an order for its winding-up, administration or dissolution is made; (v) any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, receiver and manager, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets; (vi) its directors, shareholders or other officers request the appointment of or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, receiver and manager, administrative receiver, administrator or similar officer; or (vii) any other analogous step or procedure is taken or appointment is made in any jurisdiction, provided that subsections (i) to (vii) above shall not apply to a frivolous or vexatious petition for winding-up presented by a creditor in respect of an Obligor which is being contested in good faith and with due diligence and is discharged or struck out within, in the case of an Obligor (other than Guarantor), thirty (30) days or, in the case of the Guarantor, sixty (60) days;

(i) any attachment, sequestration, distress, execution, enforcement action or analogous event affects any asset(s) of the Obligors and, in relation to the Guarantor only, the same is not discharged or stayed pending appeal within sixty (60) days;

(j) an Obligor suspends, ceases, or threatens to suspend, cease, to carry on all or, in the case of the Guarantor, a material portion of its business, provided that lay-up of a Collateral Vessel or other action in the ordinary course of business shall not constitute a suspension of business by a Vessel Owner for these purposes;

(k) (i) an Obligor (other than Guarantor) fails to comply with or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction in a non-appealable judgment or order with respect to which the amount in controversy exceeds $25,000 or (ii) Guarantor fails to comply with or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction in a non-appealable judgment or order with respect to which the amount in controversy exceeds $50,000,000;

(l) the Borrower ceases to be a direct wholly owned Subsidiary of the Guarantor;

(m) any Obligor (other than the Borrower or the Guarantor) ceases to be a wholly owned subsidiary of the Borrower, except in connection with a permitted disposal of a Collateral Vessel in accordance with the Loan Documents;

(n) it is or becomes unlawful for an Obligor to perform any of its material obligations under the Loan Documents or any Related Contract as a result of the act or inaction of an Obligor; or any material provision of a Loan Document is not effective or is alleged by the Borrower to be ineffective for any reason; or any material provision of a Loan Document is not effective or is alleged by any Party (other than a Finance Party, the Borrower or the Account Bank) to be ineffective for any reason; or an Obligor repudiates any material provision of a Loan Document or evidences an intention to repudiate any material provision of a Loan Document; or any Party (other than a Finance Party or the Account Bank) repudiates or rescinds any material provision of a Loan Document or evidences an intention to repudiate or rescind any material provision of a Loan Document;

(o) any of the Security Documents ceases to be valid in any material respect or any of those Security Documents creating a Security Interest in favor of the Security Trustee ceases to provide a perfected first priority security interest in favor of the Security Trustee as a result of the act or inaction of an Obligor, provided that no Event of Default shall occur under this provision (i) if (A) the applicable Security Documents relate to certain Collateral Vessels only and the Asset Values of such Collateral Vessels account for no more than seven point five per cent. (7.5%) of the aggregate Asset Values of all Collateral Vessels, and (B) the Borrower remedies such circumstances within 10 days (and during such period the Borrower is diligently taking action to remedy such circumstances), or (ii) if, on the date any Security Document to which a Collateral Vessel or the applicable Vessel Owner is subject ceases to be valid in any material respect or any Security Document creating a Security Interest in such Collateral Vessel or the applicable Vessel Owner in favor of the Security Trustee ceases to provide a perfected first priority security interest in favor of the Security Trustee in such Collateral Vessel or the applicable Vessel Owner, such Collateral Vessel is subject to a Vessel Disposition or otherwise ceases to be a Collateral Vessel under and in accordance with the provisions of Sections 6.05 or 6.06;

(p) [Reserved];

(q) the registration of any Collateral Vessel at the registry of any Approved Flag State is cancelled or any Collateral Vessel is arrested or otherwise detained and such Collateral Vessel is not released within thirty (30) days, provided that no Event of Default shall occur under this provision (i) if (A) the applicable circumstances relate to certain Collateral Vessels only and the Asset Values of such Collateral Vessels account for no more than ten per cent. (10%) of the aggregate Asset Values of all Collateral Vessels, and (B) the Borrower remedies such circumstances within 10 days (and during such period the Borrower is diligently taking action to remedy such circumstances), which period shall, in the case of any arrest or detention be in addition to the thirty (30) day period above, or (ii) if, on the date of the applicable cancellation in the case of any cancellation of the registration of any Collateral Vessel at the registry of any Approved Flag State or prior to the expiry of the thirty (30) day in the case of arrest or detention of a Collateral Vessel, such Collateral Vessel is subject to a Vessel Disposition or otherwise ceases to be a Collateral Vessel under and in accordance with the provisions of Sections 6.05 or 6.06;

(r) any Obligor, or anyone acting through an Obligor, makes any withdrawal from, or instructs an Account Bank to make any payment from, any Charged Account, other than in accordance with article IV of the Intercreditor Agreement;

(s) any other event or circumstance occurs which gives rise to a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may (but without any obligation to do so), and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(i) terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(iii) [reserved]; and

(iv) exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents and/or in respect of the Security Assets;

provided that, in case of any event with respect to the Borrower described in clause (g) or (h) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

AGENCY

SECTION 8.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent shall, unless a contrary indication appears in a Loan Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Administrative Agent in accordance with any instructions given to it by (a) all Lenders or the relevant proportion of the Lenders if the relevant Loan Document stipulates the matter is, as applicable, an all Lender decision or a decision requiring some specified proportion of the Lenders and (b) in all other cases, the Required Lenders. Except as otherwise provided in Section 8.06(b), the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall, if applicable, have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity, if applicable. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 9.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) If a payment is made by the Administrative Agent (or its Affiliates) in error or if a Lender or another recipient of funds is not otherwise entitled to receive such funds, then such Lender or recipient shall promptly following demand, but in any event not later than two Business Days following such demand, repay to the Administrative Agent the portion of such payment that was made in error (or otherwise not intended to be received) in same day funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent (or its Affiliate) to such Lender or recipient to the date such amount is repaid to the Administrative Agent in same day funds at the applicable overnight rate from time to time in effect. Each Lender and other party hereto waives the discharge for value defense in respect of any such payment.

SECTION 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor Administrative Agent has been appointed, such resignation of such retiring Administrative Agent shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 8.07 Non-Reliance on Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Agent or Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08 No Other Duties. Anything herein to the contrary notwithstanding, the Structuring Agent, the Global Coordinator, the Mandated Lead Arrangers and the Co-Sustainability Coordinators, each listed on the cover page hereof, shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.03.

SECTION 8.10 Intercreditor Agreement

Each of the Lenders and each Hedge Counterparty hereby instructs the Administrative Agent to enter into the Intercreditor Agreement and agrees, for the enforceable benefit of all holders of all existing and future Secured Obligations and each existing and future Secured Lien Representative, to each of the matters set out in paragraphs (1) to (3) of the definition of Lien Sharing and Priority Confirmation in the Intercreditor Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices; Public Information.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as follows:

(i) if to the Borrower, to it at Unit 2, 16/F., W668 Building, Nos. 668 Castle Peak Road, Cheung Sha Wan, Kowloon, Hong Kong, China, Attention of Chief Financial Officer (Facsimile No. +852 3010 1868; Telephone No. +852 3588 9400; Email: gtalbot@atlascorporation.com and legal@seaspanltd.ca);

(ii) if to the Guarantor, to it at Unit 2, 16/F., W668 Building, Nos. 668 Castle Peak Road, Cheung Sha Wan, Kowloon, Hong Kong, China, Attention of Chief Financial Officer (Facsimile No. +852 3010 1868; Telephone No. +852 3588 9400; Email: gtalbot@atlascorporation.com and legal@seaspanltd.ca);

(iii) if to the Administrative Agent, to Citibank, N.A. at Citibank Delaware, 1615 Brett Road, OPS III, New Castle, DE 19720, USA, Attention of Agency Operations (Facsimile No. +1 (646) 274-5080; Telephone No. +1 (302) 894-6010; Email: GlAgentOfficeOps@Citi.com);

(iv) [reserved]; and

(v) if to a Lender, to it at its address (or facsimile number or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-

infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

(e) [Reserved]

SECTION 9.02 Waivers; Amendments.

(a) No Waiver; Remedies Cumulative; Enforcement. No failure or delay by the Administrative Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of the Administrative Agent and the Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Obligors (and to direct instruct the Security Trustee in accordance with the Intercreditor Agreement) shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) [reserved], (iii) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.12) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 8.01 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

(b) Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing executed by the Guarantor, the Borrower and the Required Lenders, and acknowledged by the Administrative Agent, or by the Guarantor, the Borrower and the Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(i) extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);

(ii) reduce the principal of, or rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive the obligation of the Borrower to pay interest at the Default Rate or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), in each case even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);

(iii) postpone any date scheduled for any payment of principal of, or interest on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv) change Section 2.12 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v) waive any condition set forth in Article IV without the written consent of, in the case of any condition set forth in Section 4.01, Section 4.02(h) and Section 4.04(e), each Lender and, in the case of any other condition set forth in Article IV, the consent of the Required Lenders but as if the reference in the definition of Required Lenders to “50%” referred to “66 2/3%”;

(vi) [reserved];

(vii) waive or amend any provision of Sections 3.22, 6.12 or 6.13 and any related sanctions definitions therein without the consent of each Lender; or

(viii) change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (A) the Administrative Agent, unless in writing executed by the Administrative Agent, (B) [reserved], and (C) any Hedge Counterparty, unless in writing executed by such Hedge Counterparty, in each case in addition to the Borrower and the Lenders required above, provided that the consent of any Hedge Counterparty shall only be required in these circumstances if the applicable Hedge Counterparty or an Affiliate of that Hedge Counterparty is a Lender and if the applicable amendment, waiver or consent has the effect of (1) changing the position or priority of any Hedge Counterparty in the application of payments as set out in Section 4.02 of the Intercreditor; (2) changing the entitlement of any Hedge Counterparty to share in the Collateral and/or its interest therein; or (3) imposing an obligation on any Hedge Counterparty.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lenders, the Administrative Agent and their Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, where applicable, in accordance with previously agreed fee arrangements) in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof, including in connection with the implementation of a Benchmark Replacement and/or any Benchmark Replacement Conforming Changes pursuant to Section 2.16 (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved], and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the documented fees, charges and disbursements of one counsel for the Administrative Agent and one additional counsel in any applicable local jurisdiction, one counsel for the Lenders as a whole (and one additional counsel in the event of an actual conflict of interest) and, in each case, such other counsel as may be agreed with the Borrower) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Parties (and any sub-agent thereof), the Account Bank, each Lender, each Hedge Counterparty and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) any costs associated with any Default hereunder or the enforcement of the Security Documents or acceleration of the Loans, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than 10 days after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 9.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor the Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign or transfer to any bank, financial institution, insurance company or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in financing loans (an “Eligible Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that the Administrative Agent shall have no duty or obligation at any time to determine if an entity constitutes an Eligible Assignee, and provided further that any such assignment shall be subject to the following conditions:

(i) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(ii) Required Consents. The consent of the Borrower (such consent not to be unreasonably withheld or delayed, and shall be deemed given if the Borrower has not rejected the proposed assignment within 10 Business Days of the Borrower’s receipt of written request for consent) shall be required unless the assignee is a Lender or an Affiliate of a Lender (so long as such Affiliate is engaged in making commercial loans or similar extensions of credit in the ordinary course of its business), or any Event of Default has occurred and is continuing at the time of assignment.

(iii) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iv) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(v) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) such Lender retains the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02(b) which requires the consent of all Lenders. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(b) with respect to any payments made by such Lender to its Participant(s).

The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a

Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Credit Extensions hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid and so long as the Commitments have not expired or been terminated. The provisions of Sections 2.13, 2.14, 9.03, 9.15 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provision shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness.

SECTION 9.09 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Treatment of Certain Information; Confidentiality. Each of the Parties or any person who becomes a Party, whether or not any such Party or person ceases to be a Party, shall not (i) without the express prior written consent of the other Parties, issue any press release in relation to the transactions evidenced by this Agreement and the other Loan Documents, or (ii) disclose to any other person (other than another Party to a Loan Document) the Loan Documents or any Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any Security Document or any action or proceeding relating to this Agreement or any other Loan Document or any Security Document or the enforcement of rights hereunder or thereunder; (f) to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, in each case provided such recipient(s) have signed a confidentiality agreement consistent with this Section 9.12; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or this Agreement or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) to any central bank or Federal Reserve Bank to whom or for whose benefit a Lender charges, assigns or otherwise creates Security Interest (or may do so) pursuant to Section 9.04(e); (i) with the consent of the Party who has provided such Confidential Information; (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section, or (k) to its auditors, legal, insurance or other professional advisors or insurers or underwriters of any member of the group of companies of which such party is a member. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Confidential Information” means this Agreement and the other Loan Documents and the transactions contemplated hereby and all information received from any other Party to this Agreement or any of its Subsidiaries or any of their respective businesses, relating to such Party’s business, financial or other covenants, other than any such information that is available to the receiving Party on a nonconfidential basis prior to disclosure by the disclosing Party; provided that, in the case of such information received after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 PATRIOT Act. The Administrative Agent and each Lender subject to the PATRIOT Act hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Administrative Agent and such Lender, , which information includes the name and address of the Borrower and Obligors and other information that will allow the Administrative Agent and such Lender to identify the Borrower and Obligors in accordance with the PATRIOT Act. Accordingly, each Party agrees to provide to the Administrative Agent and each such Lender upon their request from time to time such identifying information and documentation as may be available in order to enable the Administrative Agent and each such Lender to comply with the requirements of the PATRIOT Act.

SECTION 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

SECTION 9.15 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Administrative Agent and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against any of the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 9.18 QFC Provisions(i) . The following provisions apply to the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”):

(a) The parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(i) In the event a Covered Entity that is party to a Supported QFC or to any QFC Credit Support (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.

(ii) In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support

(b) In addition, the parties agree that:

(i) Notwithstanding anything to the contrary in the Loan Documents or any other agreement, but without prejudice to the requirements of Section 9.18(a), (1) Default Rights under the Loan Documents that might otherwise apply to a Supported QFC or any QFC Credit Support may not be exercised against a Covered Party if such Default Rights are related, directly or indirectly, to a BHC Act Affiliate of such Covered Party becoming subject to Insolvency Proceedings, except to the extent such exercise would be permitted under 12 C.F.R. § 252.84, 12 C.F.R. § 47.5, or 12 C.F.R. § 382.4, as applicable; and (2) nothing in the Loan Documents or any other agreement shall prohibit the transfer of any Covered Affiliate QFC Credit Support, any interest or obligation in or under, or any property securing, such Covered Affiliate QFC Credit Support to a Transferee upon or following a BHC Act Affiliate of the Covered Party becoming subject to Insolvency Proceedings, unless the transfer would result in the party supported thereby being the beneficiary of such Covered Affiliate QFC Credit Support in violation of any law applicable to such party.

(ii) After a BHC Act Affiliate of a Covered Party has become subject to Insolvency Proceedings, if any party to the Loan Documents, any Supported QFC or any QFC Credit Support seeks to exercise any Default Right against such Covered Party with respect to such Supported QFC or such QFC Credit Support, the party seeking to exercise such Default Right shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder.

(c) As used in this Section 9.18, the following terms have the following meanings;

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following:

(A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Covered Affiliate QFC Credit Support” means, in respect of a Supported QFC to which a Covered Party is the direct party, QFC Credit Support provided by a Covered Party that is a BHC Act Affiliate of such direct party.

(iv) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(v) “Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

(vi) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

(vii) “Transferee” means, in respect of any Covered Affiliate QFC Credit Support, a person to whom such Covered Affiliate QFC Credit Support is transferred upon the provider of such Covered Affiliate QFC Credit Support becoming subject to Insolvency Proceedings or thereafter as part of its resolution, restructuring, or reorganization.

SECTION 9.19 Amendment and Restatement.

(a) This Agreement shall be deemed to be an amendment to and restatement of the Initial Credit Agreement, and the Initial Credit Agreement as amended and restated hereby shall remain in full force and effect and is hereby ratified and confirmed in all respects. This Agreement is not intended to constitute, nor does it constitute, an interruption, suspension of continuity, satisfaction, discharge of prior duties, novation, or termination of the Initial Credit Agreement or the liens, security interests, loans, guarantees, liabilities, expenses, or obligations under the Initial Credit Agreement, or the collateral thereunder. Each of the Obligors affirms its duties and obligations under the terms of the Initial Credit Agreement (as amended and restated by this Agreement). This Agreement amends and restates the Initial Credit Agreement in its entirety and any obligation thereunder shall be deemed to be outstanding under this Agreement. If there is a conflict between the Initial Credit Agreement and this Agreement, this Agreement shall govern from and after the Restatement Date. Upon the Restatement Date, each reference to the Initial Credit Agreement in any other Secured Debt Document or in any other document, instrument or agreement shall mean and be a reference to the Initial Credit Agreement as amended and restated by this Agreement.

(b) Each Obligor hereby expressly acknowledges and agrees that as at the Restatement Date the Term Loan Required Payments (reflecting drawn Term Loan Commitments) which are outstanding are set out in the Repayment Schedule prepared as of the Restatement Date set forth in Schedule 2.03.

(c) Each Obligor hereby (i) expressly acknowledges the terms of this Agreement, (ii) ratifies and affirms its obligations under the Loan Documents (including guarantees and security agreements) executed by such Obligor and (iii) acknowledges, renews and extends its continued liability under all such Loan Documents and agrees such Loan Documents remain in full force and effect, including with respect to the obligations of the Borrower as modified by this Agreement. Each Obligor further represents and warrants to each Secured Party that after giving effect to this Agreement, neither the modification of the Initial Credit Agreement effected pursuant to this Agreement, nor the execution, delivery, performance or effectiveness of this Agreement (A) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Secured Debt Document (as such term is defined in the Initial Credit Agreement), and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or (B) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

(d) Each Obligor hereby agrees, acknowledges and affirms that (i) each of the Loan Documents to which it is a party shall remain in full force and effect and shall constitute security for all Obligations pursuant to the Initial Credit Agreement as amended and restated hereby, and (ii) any reference to the Initial Credit Agreement appearing in any other Secured Debt Document shall on and after the Restatement Date be deemed to refer to the Initial Credit Agreement as amended and restated hereby. In furtherance of the foregoing, each Obligor hereby confirms the security interest in the Collateral granted by it in favor of the Security Trustee pursuant to each Collateral Document to which it is a party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

SEASPAN HOLDCO III LTD.

By:	/s/ Bing Chen
Name: Bing Chen
Title: President

PRIMARY GUARANTOR

SEASPAN CORPORATION

By:	/s/ Graham Talbot
Name: Graham Talbot
Title: Chief Financial Officer

ADMINISTRATIVE AGENT

CITIBANK, N.A., as Administrative Agent

By:	/s/ Marion O’Connor
Name: Marion O’Connor
Title: Senior Trust Officer

STRUCTURING AGENT

CITIBANK, N.A., as Structuring Agent

By:	/s/ Matthew J. Simonetti
Name: Matthew J. Simonetti
Title: Managing Director

LEAD SUSTAINBILITY COORDINATOR

SOCIÉTÉ GÉNÉRALE, HONG KONG BRANCH, a public limited company incorporated in France, acting through its Hong Kong Branch, as Lead Sustainability Coordinator

By:	/s/ Gwenael Delattre
Name: Gwenael Delattre
Title:	Director, Head of Shipping & Offshore Finance Asia Pacific

By:	/s/ Ting Zhang
Name: Ting Zhang
Title: Director, Shipping & Offshore Finance

LENDERS AND OTHER AGENTS

CITIBANK, N.A., as Global Coordinator and as Co-Sustainability Coordinator

By:	/s/ Matthew J. Simonetti
Name: Matthew J. Simonetti
Title: Managing Director

BANK OF MONTREAL, as Mandated Lead Arranger and Co-Sustainability Coordinator

By:	/s/ Ben Rough
Name: Ben Rough
Title: Director

NATIONAL AUSTRALIA BANK LIMITED, as Mandated Lead Arranger

By:	/s/ Daniel Carr
Name: Daniel Carr
Title:	Head of Asset Finance & Leasing, North America

WELLS FARGO BANK, N.A., as Lender, Mandated Lead Arranger and Co-Sustainability Coordinator

By:	/s/ Jerri Kallam
Name: Jerri Kallam
Title: Director

BANK OF AMERICA, N.A., as Lender and Mandated Lead Arranger

By:	/s/ Daryl K. Hogge
Name: Daryl K. Hogge
Title: Senior Vice President

CTBC BANK CO., LTD., as Lender
By:	/s/ Ting Chen
Name: Ting Chen
Title: Senior Vice President

CATHAY UNITED BANK, as Lender

By:	/s/ Ng Shih Wu
Name: Ng Shih Wu
Title: Vice President

KFW IPEX-BANK GMBH, as Lender

By:	/s/ Sebastian Blum
Name: Sebastian Blum
Title: Director

By:	/s/ André Mutter
Name: André Mutter
Title: Vice President

THE TORONTO-DOMINION BANK, as Lender

By:	/s/ Andrei Rybianski
Name: Andrei Rybianski
Title: Director, Commercial National Accounts

By:	/s/ Kathryn Gislason
Name: Kathryn Gislason
Title: Manager, Commercial Credit

CRÉDIT INDUSTRIEL ET COMMERCIAL, NEW YORK BRANCH, as Lender

By:	/s/ Andrew McKuin
Name: Andrew McKuin
Title: Managing Director

By:	/s/ Mark Palin
Name: Mark Palin
Title: First Vice President

HSBC BANK CANADA, as Lender

By:	/s/ Angie Hall
Name: Angie Hall
Title: Assistant Vice President, Large Corporate

By:	/s/ Carlo Chavarri
Name: Carlo Chavarri
Title: Assistant Vice President, Corporate Banking

STANDARD CHARTERED BANK, as Lender

By:	/s/ James Beck
Name: James Beck
Title: Director

RAYMOND JAMES BANK, N.A., as Lender

By:	/s/ Cormac Mac Lochlainn
Name: Cormac Mac Lochlainn
Title: SVP, Corporate Banking

STATE BANK OF INDIA, LONDON BRANCH, as Lender

By:	/s/ Pradipta Hazra
Name: Pradipta Hazra
Title: Head Credit

CHANG HWA COMMERCIAL BANK, LTD, as Lender

By:	/s/ Huei Jin, Lin
Name: Huei Jin, Lin
Title: VP & General Manager

BANK OF PANHSIN, as Lender

By:	/s/ Henry Chien
Name: Henry Chien
Title: E.V.P & General Manager